UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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PRAXAIR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2008

Dear Praxair Shareholder:

The Annual Meeting of Shareholders of Praxair, Inc. will be held at 9:30 a.m. on Tuesday, April 22, 2008 in the Grand Ballroom of the Sheraton Danbury, 18 Old Ridgebury Road, Danbury, Connecticut, for the following purposes:

1.	To elect eight directors to the Board of Directors.

2.	To consider and vote upon an amendment to Praxair’s certificate of incorporation regarding the election of directors by majority vote.

3.	To ratify the appointment of the independent auditor.

4.	To conduct such other business as may properly come before the meeting.

Only holders of Common Stock of Praxair, Inc. of record at the close of business on February 28, 2008 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. You may vote your shares by means of a proxy form using one of the following methods:

1.	Electronically on the Internet (if instructions for this method are included in this package), OR

2.	By telephone (if instructions for this method are included in this package), OR

3.	By signing and dating the proxy/voting instruction card enclosed in this package and returning it in the postage-paid envelope that is provided.

The giving of such proxy does not affect your right to vote in person if you attend the meeting.

We encourage you to complete and submit your proxy electronically or by telephone (if those options are available to you) as a means of reducing Praxair’s expenses related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel and
Secretary

March 14, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY COMPLETE AND SUBMIT A PROXY, EITHER BY INTERNET, BY TELEPHONE OR BY MAIL.

PROXY STATEMENT
TABLE OF CONTENTS

39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

PROXY STATEMENT

Annual Meeting of Shareholders

Tuesday, April 22, 2008

This Proxy Statement is furnished to shareholders of Praxair, Inc. (“Praxair” or the “Company”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held at the Sheraton Danbury, 18 Old Ridgebury Road, Danbury, Connecticut on April 22, 2008, at 9:30 a.m. or any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about March 14, 2008. The enclosed proxy is solicited on behalf of the Board of Directors of Praxair.

Matters to be Considered at the Annual Meeting

Item 1:	Election of Directors

Eight directors will be elected to serve until the 2009 annual meeting of shareholders, and until their successors are elected and qualify. The terms of the following seven present directors expire this year and each of them has been nominated for re-election for a one-year term: Edward G. Galante, Ira D. Hall, Raymond W. LeBoeuf, Larry D. McVay, Wayne T. Smith, H. Mitchell Watson, Jr., and Robert L. Wood. Mr. Angel’s and Ms. Gargalli’s terms expire in 2009. They were elected in 2006 for three-year terms under Praxair’s previous “staggered” or “classified” board structure that is being phased-out through 2009. Beginning with the 2009 annual meeting, all director nominees may be elected to a one-year term and until his or her successor is elected and qualifies.

In addition, Nance K. Dicciani has been nominated for election as a director for the first time at the Annual Meeting. If elected, Ms. Dicciani’s term will begin on September 1, 2008, as she cannot join the Board until then due to prior commitments. As your Board has already approved Ms. Dicciani for service on the Board, it believes that it is a good practice to have shareholders vote upon her election at the Annual Meeting rather than the Board electing her after the Annual Meeting.

Ronald L. Kuehn, Jr. and G. Jackson Ratcliffe, Jr. will retire from the Board pursuant to your Board’s director retirement policy. Messrs. Kuehn and Ratcliffe have served on the Board since the Company first became a public company in 1992, and the Company thanks them for their valuable and dedicated service.

Your Board recommends that Edward G. Galante, Ira D. Hall, Raymond W. LeBoeuf, Larry D. McVay, Wayne T. Smith, H. Mitchell Watson, Jr., and Robert L. Wood, each be elected to serve for a one-year term, and that Nance K. Dicciani be elected for a term beginning on September 1, 2008, and in each case until the 2009 annual meeting of shareholders, and until their successors are elected and qualify. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Biographical data on these nominees and the other members of the Board of Directors is presented beginning at page 20 of this Proxy Statement under the caption “The Board of Directors.”

If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

To be elected, a nominee must receive the vote of the holders of a majority of the shares of Praxair common stock present in person or by proxy and entitled to vote at the Annual Meeting. See the vote counting rules on page 4 of this Proxy Statement.

Item 2: Proposal to Approve an Amendment to Praxair’s Certificate of Incorporation Regarding the Election of Directors by Majority Vote

Your Board has approved an amendment to Article VI, Section A of Praxair’s Restated Certificate of Incorporation and deems it advisable that shareholders approve the amendment. The purpose of the amendment is to conform the Restated Certificate of Incorporation to the director election standards that your Board recently adopted by amending Praxair’s Bylaws to require that directors be elected (i) by a majority vote of the shareholders in uncontested elections, and (ii) by a plurality vote of the shareholders in contested elections, as more fully discussed below.

In December 2007, your Board adopted a majority vote standard for the election of directors by amending Article I, Section 6 of Praxair’s Bylaws to require that in uncontested elections, director nominees be elected by a majority of the votes cast at an annual meeting (i.e., the director nominees must receive more “for” votes than “against” votes). In contested elections (i.e., when there are more director nominees than the number of Board seats approved by the Board), the amended Bylaws require that director nominees be elected by a plurality vote. Prior to the amendment, the Bylaws required directors to be elected by a plurality of the votes cast in uncontested and contested elections. Under plurality voting, director nominees receiving the most “for” votes are elected and, in uncontested elections and unlike majority voting, votes cast to withhold authority to vote have no impact. The Board also amended its Corporate Governance Guidelines to require that an incumbent director who does not receive the requisite majority vote must tender his/her resignation (See “Corporate Governance and Board Practices — Director Election and Resignation Policy” below).

The proposed amendment to the Restated Certificate of Incorporation would clarify that the applicable director election standards are those set forth in the Bylaws, including (i) the majority vote standard in uncontested elections, and (ii) the plurality vote standard in contested elections. Currently, the Restated Certificate of Incorporation does not have a plurality vote standard for contested elections, and it is uncertain how a contested election would be resolved under applicable law. Therefore, if adopted, the amendment would conform the Restated Certificate of Incorporation to the director majority vote standard in the Bylaws, and also preserve the plurality vote standard in the Bylaws in the case of a contested election.

The text of the proposed amendment to the Restated Certificate of Incorporation is attached as Appendix 3 to this Proxy Statement. The Bylaws, as amended, were filed in their entirety as Exhibit 3.02 to Praxair’s Form 8-K dated December 12, 2007 filed with the Securities and Exchange Commission (“SEC”). For ease of reference, Article I, Section 6 of the Bylaws, as amended, is set forth in Appendix 4.

If approved by our shareholders, the amendment would become effective as soon as reasonably practicable after the Annual Meeting by the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Your Board recommends that you vote FOR this item 2, the proposal to amend the Certificate of Incorporation regarding the election of directors by majority vote.

In order for this proposal to be adopted by the shareholders, at least a majority of the issued and outstanding shares of Praxair common stock entitled to vote on the matter must be voted in its favor. See the vote counting rules at page 4 of this Proxy Statement.

Item 3: Proposal to Ratify the Appointment of the Independent Auditor

By New York Stock Exchange (“NYSE”) and SEC rules, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. Your Board has determined, however, to seek shareholder ratification of that selection as a good practice in order to provide shareholders an avenue to express their views on this important matter. If shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Information concerning the independent auditor may be found beginning at page 16 of this Proxy Statement under the caption “The Independent Auditor.”

Your Board recommends that you vote FOR this item 3, the proposal to ratify the Audit Committee’s selection of the independent auditor.

In order for this proposal to be adopted by the shareholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote on the matter must be voted in its favor. See the vote counting rules on page 4 of this Proxy Statement.

Item 4: Other Business

Praxair knows of no other business that will be considered for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Proxy and Voting Procedures

Who are the Shareholders Entitled to Vote at this Meeting?

Common Stock shareholders of record at the close of business on February 28, 2008 will be entitled to vote at the Annual Meeting. As of that date, a total of 313,273,617 shares of Praxair’s Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

How do I Submit My Vote by Means of a Proxy?

Your vote is important. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that, if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting procedures are designed to authenticate shareholders and to allow shareholders to confirm that their instructions have been properly recorded.

How are the Proxies Voted?

All shares entitled to vote and represented by a properly completed proxy (either by Internet, telephone or mail) will be voted at the Annual Meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors. See also the vote counting rules on page 4 of this Proxy Statement. Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual Meeting.

How Can I Revoke my Proxy?

You may revoke your proxy at any time before it is voted by filing with Praxair’s Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by Internet or telephone), or by voting in person at the Annual Meeting.

May I Still Vote at the Annual Meeting Even if I Have Submitted a Proxy?

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting.

What is the Necessary Quorum to Transact Business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. The shares represented by withhold votes, abstentions and broker non-votes on filed proxies and ballots will be considered present for quorum purposes (for an explanation of “broker non-votes,” see the vote counting rules below).

How are the Votes Counted for Each Item of Business?

If you are a shareholder of record and submit a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter.

If you hold your shares in a brokerage account, then, under NYSE rules and Delaware corporation law:

1.	With respect to Item #1 (Election of Directors), your broker is entitled to vote your shares on this matter if no instructions are received from you. If your broker does not vote (a “broker non-vote”), this is not considered a vote cast and, therefore, will have no effect on the election of directors. Abstentions may not be specified as to the election of directors.

2.	With respect to Item #2 (Amendment to the Certificate of Incorporation) your broker is entitled to vote your shares on this matter if no instructions are received from you. However, broker non-votes and abstentions will have the effect of a vote against this proposal because in order to be approved, it requires the affirmative vote of the holders of a majority of the shares issued and outstanding.

3.	With respect to Item #3 (Ratification of the Appointment of the Independent Auditor), your broker is entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes and abstentions are not considered votes cast and, therefore, will be counted neither for nor against this matter.

If you hold your shares in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico, Inc., or the Dow Chemical Company Employees’ savings plan, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee must vote your shares in the same proportion on each matter as it votes the shares for which it has received instructions.

How to Receive Your Annual Report and
Proxy Statement On-Line

You can save Praxair future postage and printing expense by consenting to receive future annual reports, meeting notices, and proxy statements on-line on the Internet. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Those shareholders will be given the opportunity to consent to future Internet delivery when they vote their proxy. For some shareholders, this option is only available if you vote by Internet. If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you consent, your account will be so noted and, when Praxair’s 2008 Annual Report, meeting notice, and the proxy statement for the 2009 annual meeting of shareholders become available, you will be notified on how to access them on the Internet. Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account. If you do elect to receive your Praxair materials via the Internet, you can still request paper copies by contacting the Investor Relations Department at Praxair, Inc., 39 Old Ridgebury Road, M-2, Danbury, CT 06810-5113.

SEC and NYSE rules allow Praxair to provide shareholders the proxy statement and annual report by posting them on an Internet site without the above-described consent from you. However, Praxair would notify shareholders by mail of this Internet availability, and you would still be able to request a paper copy. For the 2008 Annual Meeting, Praxair will not suspend mail deliveries of the proxy statement and annual report as permitted under these rules.

Shareholders Sharing An Address

If you share an address with another shareholder, you may receive only one set of proxy materials (including this Proxy Statement and the annual report to shareholders) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us at the address cited above. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may contact us at the above address to request delivery of a single copy of these materials.

Share Ownership

Principal Holders

Praxair does not presently know of any person who is the beneficial owner of more than five percent of Praxair’s Common Stock.

Directors and Executive Officers

The table below sets forth the beneficial ownership of Praxair’s Common Stock as of February 28, 2008 by each Director, Director nominee, and certain Executive Officers. No Director, Director nominee, or Executive Officer of Praxair beneficially owned more than 1% of Praxair’s common stock, and Directors, Director nominees, and Executive Officers of Praxair as a group (21 persons) beneficially owned approximately 1% of the outstanding shares as of that date.

		SHARES BENEFICIALLY OWNED AND OTHER EQUITY INTERESTS
		Common	Deferred		Stock
Name	Position	Stock(1)	Stock(2)	Total	Options(3)

Stephen F. Angel	Chairman, President & Chief Executive Officer	43,805	59,508	103,313	1,012,932
Ricardo S. Malfitano	Executive Vice President	26,564	10,157	36,721	449,666
James S. Sawyer	Executive Vice President & Chief Financial Officer	23,959	10,753	34,712	265,889
James J. Fuchs	Senior Vice President	16,241	925	17,166	135,266
James T. Breedlove	Senior Vice President, General Counsel & Secretary	12,202	481	12,683	129,932
Nance K. Dicciani(4)	Director Nominee	-0-	-0-	-0-	-0-
Edward G. Galante(4)	Director	3,000	615	3,615	-0-
Claire W. Gargalli	Director	3,463	9,232	12,695	42,446
Ira D. Hall	Director	1,500	903	2,403	12,446
Ronald L. Kuehn, Jr.	Director	16,602	36,848	53,450	47,446
Raymond W. LeBoeuf	Director	2,000	35,818	37,818	42,446
Larry D. McVay(4)	Director	650	240	890	-0-
G. Jackson Ratcliffe, Jr.	Director	3,923	53,040	56,963	7,446
Wayne T. Smith	Director	10,000	16,552	26,552	25,263
H. Mitchell Watson, Jr.	Director	910	30,398	31,308	12,446
Robert L. Wood	Director	1,200	606	1,806	12,446

Total		166,019	266,076	432,095	2,196,070

Directors, Director Nominees and Executive Officers as a group	(21 persons)	191,051	267,241	458,292	2,596,701

(1) Reported shares include 22,952 unvested restricted shares for which Mr. Angel has sole voting power and that will vest on April 23, 2011.

(2) Deferred Stock represents stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Holders have no voting rights with respect to Deferred Stock. The value of Deferred Stock units varies with the price of Praxair’s common stock and, at the end of the deferral period, the units are payable in stock.

(3) Stock Options represent shares that may be acquired upon exercise of options exercisable within 60 days of February 28, 2008.

(4) Ms. Dicciani has been nominated for election as a director for the first time at the Annual Meeting. Messrs. Galante and McVay were elected as directors effective December 1, 2007, and January 1, 2008, respectively.

Corporate Governance and Board Practices

Praxair’s Governance Principles.

Praxair operates under Corporate Governance Guidelines which are set forth in Appendix 1 to this Proxy Statement and are posted at Praxair’s public website, www.praxair.com. Consistent with those guidelines, your Board has adopted the following policies and practices, among others:

Business Integrity and Ethics. One of your Board’s first acts upon Praxair’s launch as a public company was to adopt policies and standards regarding Compliance with Laws and Business Integrity and Ethics. The current version of the Board’s policy in these areas is posted at Praxair’s website, www.praxair.com and is available in print to any shareholder who requests it. This Code of Ethics applies to Praxair’s directors and to all employees, including Praxair’s Chief Executive Officer, Chief Financial Officer, and Controller.

Director Independence. Your Board has adopted independence standards for service on Praxair’s Board of Directors which are set forth in Appendix 2 to this Proxy Statement and are posted at Praxair’s public website, www.praxair.com. Your Board has applied these standards to all of the incumbent non-management directors, and to Ms. Dicciani who has been nominated for election as a director for the first time, and has determined that all of them are independent. Your Board is not otherwise aware of any relationship with the Company or its management that could potentially impair a director’s exercise of independent judgment. See also related information which is presented in this Proxy Statement under the caption “Certain Relationships and Transactions.”

Board Leadership. The independent directors elected Claire W. Gargalli as Executive Session Presiding Director effective January 1, 2008. Ms. Gargalli presides over private meetings of the non-management directors and performs other duties, including conducting a performance review of the Chief Executive Officer. Mr. LeBoeuf had served in this capacity from 2005-2007.

Mandatory Director Retirement. Your Board’s policy is that a director who has attained the age of 72 must retire from the Praxair Board prior to the first annual shareholders meeting held after his/her 72nd birthday. As noted above, Ronald L. Kuehn, Jr. and G. Jackson Ratcliffe, Jr. will retire from the Board in 2008 in accordance with this policy. Your Board also has a policy against service on the Board by an officer of the Company after his/her retirement, resignation or removal as an officer.

Limits to Service on Other Boards. Your Board’s policy is that no non-management director may serve on more than five additional public company boards and no member of the Audit Committee may serve on more than two additional public company audit committees. Also, the Chief Executive Officer may not serve on more than two other public company boards.

Director Nomination Process. For a description of your Board’s policy regarding nominees for election as directors, see “The Governance & Nominating Committee” on page 18 of this Proxy Statement.

Director Election and Resignation Policy. In December 2007, your Board adopted amendments to Praxair’s Bylaws that require a director nominee to receive a majority of the votes cast at an annual meeting in order to be elected (meaning a greater number of “for” votes than “against” votes in an uncontested election of directors). Your Board also amended its Corporate Governance Guidelines to require that any director nominee who is then serving as a Director must tender his or her resignation if he/she fails to receive this majority vote. The Governance & Nominating Committee of the Board would then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would take action on the committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Communications with the Board. Your Board believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through its Investor Relations Department or other methods as described in the “Contact Us” section of the Company’s public website, www.praxair.com.

If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Company’s Board of Directors, then the following means are available (to ensure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board):

(1)	Telephone (Voice Mail): 1-800-719-0719 within the U.S.A., or +1(203) 837-2960 for outside the U.S.A.

(2)	Mail: Praxair, Inc. Attn: Board of Directors P.O. Box 2478 Danbury, CT, U.S.A. 06813-2478

(3)	E-mail: praxair_integrity@praxair.com

The above addresses are supervised by the Company’s Security Department which will promptly forward to the Corporate Secretary’s Office any communication intended for the Board. The Corporate Secretary’s Office will collect and organize all such communications, deleting any that are sales or other solicitations and any which contain offensive material. A summary of communications received will be periodically provided to the Executive Session Presiding Director who will make the final determination regarding the disposition of any such communication.

Your Board believes that the Company should speak with one voice and has empowered management to speak on the Company’s behalf subject to the Board’s oversight and guidance on specific issues. Therefore, in most circumstances, Your Board will not respond directly to inquiries received in this manner but may take into consideration ideas, concerns and positions that are presented in a concise, clear, supported and constructive manner.

Director Attendance at the Annual Shareholders’ Meeting. Absent extenuating circumstances, each member of the Board is expected to attend the Annual Meeting of Shareholders. All of the then incumbent directors attended the 2007 annual meeting.

Policy Statement on Rights Agreements. Your Board will adopt or materially amend a Stockholder Protection Rights Agreement only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. If the Board adopts or materially amends a Stockholder Protection Rights Agreement, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Director Stock Ownership Guidelines. Your Board’s policy is that non-management directors must acquire and hold during their service as a Praxair Board member shares of the Company’s stock equal in value to at least 5 times the base cash retainer for non-management directors. Directors have five years from their initial election to meet this guideline. As shown in the stock ownership table presented at page 6 of this Proxy Statement under the caption “Share Ownership,” all non-management directors have met this guideline or are within the transition period; and most substantially exceed the guideline. In addition, any new non-management director must, no later than the effective date of his/her election, acquire, using his/her own personal resources, shares of the Company’s stock equal in value to the base cash retainer then in effect.

Executive Stock Ownership Guidelines. Your Board believes that it is important for Executive Officers to acquire a substantial ownership position in Praxair. In this way, their interests will be more closely aligned with those of shareholders. Significant stock ownership focuses the executives’ attention on managing Praxair as equity owners.

Accordingly, stock ownership guidelines have been established for the Company’s officers as follows. Twenty-two executives are currently covered under this stock ownership policy. Individuals are expected to meet the applicable guideline no more than five years after first becoming subject to it.

Shares To Be Owned

Chief Executive Officer	100,000
Executive Vice Presidents	30,000
Chief Financial Officer	25,000
Senior Vice Presidents	20,000
Other Executive Officers	10,000-15,000
Other Officers	5,000

As of the date of this Proxy Statement, all covered individuals have met or exceeded their guidelines, where permitted by law, or are within their compliance periods. Stock ownership of the five most highly compensated Executive Officers in 2007 can be found in the table presented at page 6 of this Proxy Statement under the caption “Share Ownership.”

Succession Planning and Personnel Development. Under the leadership of the Compensation & Management Development Committee, it is your Board’s practice to annually conduct a formal Succession Planning and Personnel Development session in which evaluations of senior executives are reviewed with respect to their potential for promotion into senior leadership positions, including that of the CEO. In addition, a wide variety of senior executives are purposely exposed to your Board by way of Board and Committee presentations and directors have unrestricted access to management for management assessment and development as well as for information gathering.

CEO Performance Evaluation. Your Board has in place a process whereby the Executive Session Presiding Director conducts a performance review at least annually of the Chief Executive Officer taking into account the views of all of the other independent directors. This is in addition to the evaluation inherent in the Compensation & Management Development Committee’s determination of the CEO’s compensation.

Strategy Review and Oversight. It is your Board’s practice to conduct a full-day session at least annually to review the strategies of the Company overall and of its key business components and to provide advice and counsel to management regarding the strategic issues facing the Company. Throughout the year, management reports to your Board on the status of significant strategic initiatives and issues.

Board Effectiveness Assessment. As set forth in the Corporate Governance Guidelines and under the leadership of the Governance & Nominating Committee, your Board assesses its effectiveness at least annually. Typically, this assessment includes evaluating its effectiveness in the areas of Performance of Core Responsibilities, Decision-making Support, the Quality of Deliberations, and Director Performance, as well as consideration of additional Board practices and policies recommended as best practices by recognized governance authorities. In addition, directors are given measures of individual director effectiveness for purposes of self-assessment, reflection and self-improvement.

Auditor Independence. Your Board recognizes the importance of ensuring the independence of the Company’s independent auditor. See page 16 of this Proxy Statement under the caption “The Independent Auditor” for a summary of some of the policies designed to monitor and support such independence.

Director Compensation. The compensation paid to non-management directors in 2007 and a description of the Company’s director compensation program, are presented at pages 52 to 53 of this Proxy Statement under the caption “Director Compensation.” The principles used by the Board in determining director compensation are set forth in the Board’s Corporate Governance Guidelines included in Appendix 1 to this Proxy Statement.

Review, Approval or Ratification of Transactions with Related Persons

Relevant Polices. The Company’s Compliance with Laws and Business Integrity and Ethics Policy (“Ethics Policy,”) prohibits employees, officers and Board members from having a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the Company (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may be made only after review and approval by the Board upon the recommendation of its Governance & Nominating Committee.

In addition, the Board’s Corporate Governance Guidelines (attached as Appendix 1 to this Proxy Statement) require that any “related party transaction” by an executive officer or director be pre-approved by a committee of independent and disinterested directors. For this purpose, a “related party transaction” means any transaction or relationship that is reportable under the SEC’s Regulation S-K, Item 404 or that, in the case of a non-management director, would violate the Board’s independence standards.

Reporting and Review Procedures. To implement the foregoing policies, the Governance & Nominating Committee has adopted a written procedure for the Handling of Potential Conflicts of Interests which specifies a process for the referral of potential conflicts of interests to the Board and standards for the Board’s evaluation of those matters. This policy applies to any transaction or relationship involving an executive officer, a member of the Board of Directors, a nominee for election as a director of the Company, or a family member of any of the foregoing which (1) could violate the Company’s Ethics Policy provisions regarding conflicts of interest, (2) would be reportable under the SEC’s disclosure rules, or (3), in the case of a non-management director, would violate the Board’s independence standards.

In summary, under this procedure, potential conflicts of interest are reported to the Corporate Secretary for preliminary analysis to determine whether referral to the Governance & Nominating Committee is appropriate. Potential conflicts of interest can be self-identified by the director or executive officer or may arise from internal audits, integrity hotline or other referrals or through periodic due diligence conducted by the Corporate Secretary’s office. The Governance & Nominating Committee then examines the facts and circumstances of each matter referred to it and makes a final determination as to (1) whether the transaction or relationship would (or does) constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, and (2) whether the transaction or relationship should be approved or ratified and the conditions, if any, of such approval or ratification. In determining whether a transaction or relationship constitutes a violation of the conflicts of interest provisions of the Company’s Ethics Policy, the Governance & Nominating Committee considers, among other factors, the materiality of the transaction or relationship to the individual’s personal interest, whether the individual’s personal interest is materially adverse to or competitive to the interests of the Company, and whether the transaction or relationship materially interferes with the proper performance of the individual’s duties or loyalty to the Company. In determining whether to approve or ratify a transaction or relationship, the Governance & Nominating Committee considers, among other factors, whether the matter would constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, whether the matter would violate the NYSE listing standards, the expected practical impact of the transaction or relationship on the individual’s independence of judgment or ability to act in the best interests of the Company, the availability, practicality and effectiveness of mitigating controls or safeguards such as recusal, restricted access to information, reassignment etc., and the best interests of the Company and its shareholders generally.

Application of Policies & Procedures. The employment of Mr. Ratcliffe’s son-in-law in a non-executive position as disclosed below under “Certain Relationships and Transactions” does not violate the Company’s Ethics Policy or the Board’s independence standards. In addition, his hiring predated the Board’s 2004 adoption of the self-imposed requirement that certain relationships reportable under SEC rules be pre-approved by a committee of independent and disinterested directors.

Certain Relationships and Transactions

When determining whether any director or nominee is independent, your Board considers all facts and circumstances and any relationships that a director or nominee may have with the Company, directly or indirectly, other than serving as a director. To assist your Board in making independence determinations, it also applies the independence standards set forth in Appendix 2 to this Proxy Statement.

As noted above, Messrs. Kuehn and Ratcliffe are retiring from the Board and are not seeking reelection at the Annual Meeting. In 2007, the Board determined that each of them was independent and that the following transactions and relationships did not impair the ability of either of these directors to exercise independent judgement as a director: (a) ordinary course sales of products to, or purchases of products from, the company of which Mr. Kuehn is the non-executive Chairman that were no more than 1.4% of the other company’s, and less than 1% of Praxair’s, consolidated revenues for the last three fiscal years; and (b) the Company’s employment of Mr. Ratcliffe’s son-in-law in a non-executive position whose cash compensation was in the range of $115,000 to $135,000 for 2007.

In determining that each other non-management director and director nominee is independent, your Board considered the following circumstances and relationships of those directors and nominees who had any direct or indirect relationship with the Company: in the ordinary course of its business, Praxair sells products to, or purchases products from, the companies of which Ms. Dicciani and Messrs. Smith and Wood are executive officers. The dollar value of these transactions is far below the limits set forth in your Board’s independence standards and, in each case for the last three fiscal years, were significantly less than 1% of either Praxair’s or the director’s or director nominee’s company’s consolidated revenues. Therefore, your Board has determined that such relationships are not material and do not otherwise impair the ability of either of these directors or the director nominee to exercise his/her independent judgment as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during 2007 with respect to transactions in the Company’s stock, except for one inadvertent late filing with respect to a stock option grant for Mr. Galante.

Board Committees

The Board currently has four standing committees as described in the tables below and each is comprised of only independent directors. The Charters for each of these committees may be found in the Governance section of Praxair’s public website, www.praxair.com and are available in print to any shareholder who requests them.

Meetings and Current Members	Summary Responsibilities

AUDIT COMMITTEE Meetings in 2007: 5 Current Members: Raymond W. LeBoeuf, Chairman Ira D. Hall Ronald L. Kuehn, Jr. Larry D. McVay H. Mitchell Watson, Jr.
Assists the Board in its oversight of (a) the independence, qualifications and performance of Praxair’s independent auditor, (b) the integrity of Praxair’s financial statements, (c) the performance of Praxair’s internal audit function, and (d) Praxair’s compliance with legal and regulatory requirements. In furtherance of these responsibilities, the Audit Committee, among other duties,

(1)  appoints the independent auditor to audit Praxair’s financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent auditor, and meets regularly with, and receives various reports from, the independent auditor. The independent auditor reports directly to the Audit Committee;

(2)  reviews Praxair’s principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent auditor Praxair’s annual financial statements prior to their publication;

(3)  reviews assessments of Praxair’s internal controls, the performance of the Internal Audit function, and the guidelines and policies by which Praxair undertakes risk assessment and risk management; and

(4)  reviews the effectiveness of Praxair’s compliance with laws, business conduct, integrity and ethics policies and programs.

More information on the Audit Committee’s role and conclusions regarding financial reports and on the independent auditor, is presented under the captions “Audit Committee Report” and “The Independent Auditor” following this table.

Meetings and Current Members	Summary Responsibilities

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE Meetings in 2007: 6 Current Members: Wayne T. Smith, Chairman Edward G. Galante Ronald L. Kuehn, Jr. Robert L. Wood
Assists the Board in its oversight of (a) Praxair’s compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Praxair’s executive officers. In furtherance of these responsibilities, the Compensation & Management Development Committee, among other duties,

(1)  determines Praxair’s policies relating to the compensation of the executive officers and assesses the competitiveness and appropriateness of their compensation and benefits;

(2)  approves corporate goals relevant to the Chief Executive Officer’s (“CEO”) compensation, evaluates the CEO’s performance in light of these goals and sets the CEO’s compensation accordingly;

(3)  reviews management’s long-range planning for executive development and succession, and develops a CEO succession plan; and

(4)  reviews Praxair’s management incentive compensation and equity compensation plans and oversees their administration.

More information on the Compensation & Management Development Committee’s processes with respect to executive compensation is presented under the caption “The Compensation & Management Development Committee,” following this table.

Meetings and Current Members	Summary Responsibilities

GOVERNANCE & NOMINATING COMMITTEE Meetings in 2007: 7 Current Members: Claire W. Gargalli, Chairman Edward G. Galante Wayne T. Smith H. Mitchell Watson, Jr. Robert L. Wood
Assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Praxair’s directors, (b) Praxair’s governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the Company. In furtherance of these responsibilities, the Committee, among other duties,

(1)  recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;

(2)  reviews policies with respect to the composition, organization and practices of the Board, and developments in corporate governance matters generally; and

(3)  reviews Praxair’s policies and responses to important social, political and public issues, including equal employment opportunity, charitable contributions, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.

More information on the Governance & Nominating Committee’s director nomination processes is presented under the caption “The Governance & Nominating Committee,” following this table.

FINANCE & PENSION COMMITTEE Meetings in 2007: 3 Current Members: Ira D. Hall, Chairman Claire W. Gargalli Raymond W. LeBoeuf Larry D. McVay G. Jackson Ratcliffe, Jr.
Assists the Board in its oversight of (a) Praxair’s financial position and financing activities, (b) Praxair’s financial risk management policies and activities, and (c) the ERISA-qualified, funded plans sponsored by Praxair. In furtherance of these responsibilities, the Finance & Pension Committee, among other duties,

(1)  monitors Praxair’s financial condition and its requirements for financing, and reviews, and recommends to the Board, the amounts, timing, types and terms of public stock issues and public and private debt issues;

(2)  reviews Praxair’s foreign exchange and interest rate exposures, the results of its foreign exchange, hedging activities, and Praxair’s practices for managing insurable risks;

(3)  reviews Praxair’s policies on dividends and stock repurchases; and

(4)  reviews the investment performance, administration and funded status of Praxair’s funded benefit plans and appoints administration and investment committees to act as fiduciaries of such plans.

The Audit Committee

Audit Committee Report

A principal role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the NYSE and by your Board’s independence standards set forth in Appendix 2 of this Proxy Statement.

As set forth in the Audit Committee’s Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s accounting and financial reporting principles; and (3) internal controls and procedures designed to ensure compliance with applicable laws, regulations, and standards, including internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also received written confirmations from management with respect to non-audit services provided to the Company by the independent auditor in calendar year 2007 and those planned for 2008. The Audit Committee has considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent auditor is, in fact, “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the SEC.

The Audit Committee

Raymond W. LeBoeuf, Chairman
Ira D. Hall
Ronald L. Kuehn, Jr.
Larry D. McVay
H. Mitchell Watson, Jr.

The Independent Auditor

Auditor Selection and Attendance at the Annual Meeting

PricewaterhouseCoopers LLP served as Praxair’s independent auditor for the year ended December 31, 2007 and has been selected by your Board’s Audit Committee to serve in such capacity for the year ending December 31, 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to be available to respond to appropriate questions and to make a statement if they desire.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. During Praxair’s 15 1/2 years as a public company, it has had five audit engagement partners. The current engagement partner has been in place since January 1, 2008.

With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthens the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described below, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and the Company’s shareholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented above, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

Non-Audit Engagement Pre-Approval Policy

To help ensure independence of the independent auditor, the Audit Committee has established a policy whereby all non-audit engagements of the independent auditor must be approved in advance by the Audit Committee or its Chairman, has set forth limitations codifying its bias against such engagements, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year. As noted below in the report on independent auditor fees, such non-audit engagements were approximately 3.4% of audit fees in 2007. 100% of the Audit-Related Fees, Tax Fees and All Other Fees disclosed below were pre-approved by the Audit Committee.

Hiring Policy – Auditor Employees

In addition, the Audit Committee has established a policy whereby no former employee of the independent auditor may be elected or appointed an officer of the Company earlier than two years after termination of the engagement or employment.

Fees Paid to the Independent Auditor

Audit Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $6,170,000 and $5,795,000 for professional services rendered in 2007 and 2006, respectively, for the audit of Praxair’s annual financial statements, the reviews of the financial statements included in Praxair’s reports on Form 10-Q, the opinion regarding the Company’s internal controls over financial reporting as required by § 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $42,000 and $46,000 for assurance and related services rendered in 2007 and 2006, respectively, that are reasonably related to the performance of the audit or review of Praxair’s financial statements other than the fees disclosed in the foregoing paragraph. These fees related primarily to due diligence services and certifications required by customers and others.

Tax Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $57,000 and $84,000 for professional services rendered in 2007 and 2006, respectively, for tax compliance and tax preparation, including preparation of original and amended tax returns, and claims for refunds.

All Other Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $110,000 and $169,000 for products and services rendered in 2007 and 2006, respectively, other than those reported in the foregoing paragraphs. These services related primarily to consulting and advice in regard to local country issues for non-U.S. subsidiaries.

The Compensation & Management Development Committee

Executive Compensation

Praxair’s Compensation & Management Development Committee of the Board (the “Compensation Committee”) consists of four non-management directors appointed by your Board who meet the independence requirements of the NYSE and your Board’s standards for director independence as set forth at Appendix 2 of this Proxy Statement. Among other duties, the Compensation Committee is responsible for considering and determining executive compensation. Consideration and determination of directors’ compensation is the responsibility of the Governance & Nominating Committee of the Board.

Committee Charter and Responsibilities: As set forth in the Compensation Committee’s charter, with respect to the compensation of the executive officers reported in this Proxy Statement, the Compensation Committee has the authority to:

•	determine the policies relating to the executive officers;

•	determine and authorize the salaries, performance-based variable compensation, long term incentive awards, terms of employment, retirement or severance, benefits, and perquisites of the executive officers; and

•	review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on this evaluation.

Delegation and CEO Involvement: The Compensation Committee may not delegate any of the foregoing authority to any other persons. With respect to the allocation of compensation and awards to employees other than the executive officers, the Compensation Committee may, and has, delegated authority to the CEO, subject to guidelines established by the Compensation Committee. The CEO does not determine the compensation of any of the executive officers but he does offer for the Compensation Committee’s consideration his views on relevant matters as described in more detail in this Proxy Statement in the section captioned “Compensation Discussion and Analysis.”

Committee Consultant: The Compensation Committee engages a third-party compensation consultant to assist it in such analysis as is necessary to inform and support the Compensation Committee’s decisions on executive compensation. For its consideration of 2007 executive compensation, the Compensation Committee engaged Towers Perrin LLP and Deloitte Consulting. The purpose of the engagements was to provide to the Compensation Committee data, analysis and advice with regard to executive compensation. The scope of the consultants’ work is described in this Proxy Statement in the section captioned “Compensation Discussion and Analysis.”

Committee Process for Executive Compensation: With regard to executive compensation, the Compensation Committee generally follows the following schedule and process in its annual cycle of meetings:

•	October Meeting:

 — Review trends in executive compensation and the competitiveness of the Company’s executive compensation program as presented by the Compensation Committee’s consultant.

•	December Meeting:

 — Determine the performance-based variable compensation plan for the following plan year including establishment of financial and non-financial goals and payout formulas based on levels of performance against those goals.

 — Evaluate executive officers’ aggregate compensation using a “tally sheet” approach.

 — Determine for each executive officer the following elements of his/her direct compensation for the following year: (1) salary adjustment (typically effective on April 1), (2) target performance-based variable compensation (percent of salary) and (3) value and form of long term incentive award.

•	January Meeting:

 — Determine performance based variable compensation earned for the previous plan year based on evaluation of Company and individual performance against the goals previously established by the Compensation Committee.

 — Determine terms and conditions of long term incentive awards including calculation of the number of equity units to be awarded based on the dollar value to be delivered as established in December.

•	February Meeting:

 — Review perquisites and personal benefits available to executive officers.

 — Review executive officer stock transactions and compliance with stock ownership guidelines.

 — Review proposed proxy statement disclosures with respect to executive compensation.

The Governance & Nominating Committee

Director Nominations

The Governance & Nominating Committee is comprised of five non-management directors who meet the independence requirements of the NYSE and your Board’s standard’s for director independence set forth in Appendix 2 to this Proxy Statement. Among other duties, the Governance & Nominating Committee has responsibility for the director nomination process.

The Governance & Nominating Committee will consider candidate nominees for election as a director who are recommended by shareholders. Recommendations should be sent to the Secretary of Praxair and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement and will serve as a director if elected. In order for any candidate to be considered by the Governance & Nominating Committee and, if nominated, to be included in the proxy statement, such recommendation must be received by the Secretary on or before the date specified on page 54 of this Proxy Statement under the caption “Shareholder Proposals for the 2009 Annual Meeting.”

The Governance & Nominating Committee believes that the minimum qualifications that must be met by any director nominee include a strong record of integrity and ethical conduct, a record of accomplishment, lack of conflicts that might interfere with the nominee’s exercise of independent judgment on matters affecting the Company or its shareholders, and a willingness and ability to represent all shareholders of the Company.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance & Nominating Committee determines to add a director to the Board. The specific requirements of the Board will be determined by the Governance & Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market, geographic and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members; and will take into account the Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance & Nominating Committee will consult the other directors, the Chief Executive Officer and, on occasion, fee-paid third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations that the Governance & Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance & Nominating Committee, any candidate who passes such screening would be interviewed by the Governance & Nominating Committee (or the Governance & Nominating Committee Chairman) and by the Chief Executive Officer.

Since the last annual meeting of shareholders Messrs. Galante and McVay were elected to the Board effective December 1, 2007 and January 1, 2008 respectively. In addition, Ms. Dicciani has been nominated for election as a director for the first time at this Annual Meeting. In selecting Messrs. Galante and McVay and Ms. Dicciani, the Governance & Nominating Committee followed the above-described process and engaged a recognized third-party search firm to identify for consideration potential Board candidates based on criteria developed by the Governance & Nominating Committee. Each of the foregoing persons was first identified to the Governance & Nominating Committee by this search firm.

The Board of Directors

The following pages present information about the persons who comprise Praxair’s Board of Directors, including the eight nominees for election. During 2007, the Board held seven meetings.

Director Attendance

During his/her current term to-date, each nominee for reelection, and each of the continuing directors (Mr. Angel and Ms. Gargalli) attended 100% of all Board meetings and meetings of committees of which he or she is a member.

The Directors and Nominees

STEPHEN F. ANGEL	Age 52
Director Since 2006	Term Expires 2009

Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President & Chief Operating Officer since March 1, 2006, and served as Executive Vice President from 2001 to 2006. Prior to joining Praxair in 2001, Mr. Angel was General Manager for the General Electric Company Industrial Systems Power Equipment business from 1999 to 2001, and was General Manager, Marketing and Sales, for GE’s Transportation Systems business from 1996 to 1999. He is also on the Board of the U.S.-China Business Council and the Business Roundtable.

NANCE K. DICCIANI Nominee for initial election as a director	Age 60

President & Chief Executive Officer of Honeywell Specialty Materials since 2001. Honeywell Specialty Materials is a strategic business group of Honeywell International Inc. in the high-performance specialty materials business, including fluorine products; specialty films and additives; advanced fibers and composites; intermediates; specialty chemicals; electronic materials and chemicals; and technologies and materials for petroleum refining and petrochemicals. Ms. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region, responsible for business strategy and worldwide operations of five business units and for the company’s operations and infrastructure in Europe, the Middle East and Africa. Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business.

In 2006, President George W. Bush appointed Ms. Dicciani to the President’s Council of Advisors on Science and Technology. She also currently serves on the Board of Directors and Executive Committee of the American Chemistry Council and has chaired its Research Committee.

EDWARD G. GALANTE	Age 57
Director Since 2007	Term Expires 2008

Former Senior Vice President and a member of the Management Committee of Exxon Mobil Corporation from 2001 until his retirement in 2006. His principal responsibilities included the worldwide downstream business – Refining & Supply, Fuels Marketing, Lubricants and Specialties, and Research and Engineering. Immediately prior to this, Mr. Galante was Executive Vice President of Exxon Mobil Chemical Company.

Mr. Galante serves on the Boards of Foster Wheeler Ltd. and Junior Achievement Worldwide and is an Overseer of Northeastern University. He also serves as an Executive in Residence in Northeastern’s College of Business Administration.

CLAIRE W. GARGALLI	Age 65
Director Since 1992	Term Expires 2009

Former Vice Chairman, Diversified Search Companies (executive search consultants) from 1990 to 1998. Ms. Gargalli has been Praxair’s Executive Session Presiding Director since January 1, 2008.

Ms. Gargalli is a trustee emeritus of Carnegie Mellon University and Middlebury College and she is also a director of Baker Hughes, Inc., and Virginia National Bank.

IRA D. HALL	Age 63
Director Since 2004	Term Expires 2008

Former President & Chief Executive Officer of Utendahl Capital Management, L.P. (an asset management company) from 2002 through 2004. From 1999 to 2001, Mr. Hall served as Treasurer of Texaco Inc., and from 1998 to 1999, he was General Manager, Alliance Management of Texaco Inc. Prior to joining Texaco, Mr. Hall held several positions with International Business Machines.

Mr. Hall is a director of Pepsi Bottling Group Inc. and Ameriprise Financial, Inc. He is the past chairman of the board of the Executive Leadership Council. He also serves on the Dean’s Advisory Council of the Stanford Graduate School of Business and is a board member of the Jackie Robinson Foundation.

RAYMOND W. LEBOEUF	Age 61
Director Since 1997	Term Expires 2008

Former Chairman & Chief Executive Officer of PPG Industries, Inc. (a diversified manufacturer of coatings, glass and chemicals) from 1997 to 2005. From 1995 to 1997, Mr. LeBoeuf served as President & Chief Operating Officer of PPG Industries, Inc. and was elected a director in 1995. He also was the Executive Session Presiding Director of Praxair from 2005 to 2007.

Mr. LeBoeuf is a director of ITT Industries, Inc. and MassMutual Financial Group.

LARRY D. MCVAY	Age 60
Director Since 2008	Term Expires 2008

Principal of Edgewater Energy Partners, LLC, an energy industry consulting firm. Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006. TNK-BP Holding, based in Moscow, Russia, is a vertically integrated oil company 50%-owned by BP PLC. Mr. McVay’s responsibilities at TNK-BP included executive leadership for the Upstream, Downstream, Oil Field Services, Technology and Supply Chain Management. He previously served as Technology Vice President — Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 to 2003. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.

Mr. McVay is a director of Callon Petroleum Company.

WAYNE T. SMITH	Age 62
Director Since 2001	Term Expires 2008

Chairman, President & Chief Executive Officer of Community Health Systems, Inc. (a hospital and healthcare services company) since 2001. In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, he served as Chief Operating Officer, President, and a director of Humana Inc.

Mr. Smith is a director of Citadel Broadcasting Corporation and a current member of the Board, and past Chairman of, the Federation of American Hospitals.

H. MITCHELL WATSON, JR.	Age 70
Director Since 1992	Term Expires 2008

Former President, Sigma Group of America (a consulting company) from 1992 to 2005. Mr. Watson was President & Chief Executive Officer of ROLM Company (a telecommunications joint venture of IBM and Siemens AG) from 1989 to 1992. Prior to that, he served as Vice President, Marketing for IBM.

Mr. Watson also is a director of Community Health Systems, Inc., chairman-emeritus of Helen Keller International, and chairman of the Brevard Music Center.

ROBERT L.WOOD	Age 53
Director Since 2004	Term Expires 2008

Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company formerly known as Crompton Corporation) since 2004. Mr. Wood became President & Chief Executive Officer of Chemtura in January 2004 and was appointed as Chairman in April 2004. Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive from November 2000.

Mr. Wood is also a director of Jarden Corporation and a board member of the American Chemistry Council, and has served as chairman of the American Plastics Council.

Executive Officers

The following Executive Officers have been elected by the Board of Directors and serve at the pleasure of the Board. It is expected that the Board will elect officers annually following each annual meeting of shareholders.

Stephen F. Angel, 52, See description under “The Board of Directors.”

James T. Breedlove, 60, is Senior Vice President, General Counsel and Secretary of Praxair, Inc. and served as Vice President, General Counsel and Secretary from 2004 to 2006. Prior to joining Praxair in 2004, Mr. Breedlove was Senior Vice President and General Counsel at GE Equipment Services from 2002, and from 1992 to 2002 he served as a Senior Vice President of a division of General Electric Capital Corp.

Domingos H. G. Bulus, 46, is President of White Martins Gases Industriais Ltda. (“White Martins”), Praxair’s Brazilian subsidiary, and is a Vice President of Praxair, Inc. He served as President of Praxair Asia from 2001 to 2003. Mr. Bulus also served as Executive Director of the Andean Treaty region for White Martins from 1996 to 2001. He assumed his current position in 2003.

Patrick M. Clark, 46, is a Vice President of Praxair, Inc. and its Controller. Prior to joining Praxair in those capacities in 2002, Mr. Clark was Vice President, Finance and Chief Financial Officer of Enodis North America, a subsidiary of Enodis Plc., a global manufacturer of food equipment.

James J. Fuchs, 55, is a Senior Vice President of Praxair, Inc., and served as a Vice President from 2001 to 2006. Since 2001, he also has been President of North American Industrial Gases, and President of Praxair Canada. In 2006, Mr. Fuchs also assumed responsibility for Praxair’s Mexican operations. Prior to these assignments, Mr. Fuchs served Praxair Asia as its President from 1998 and as a Vice President from 1996.

Ricardo S. Malfitano, 49, is an Executive Vice President of Praxair, Inc., overseeing Praxair’s South America and Asia regions, the electronics and healthcare businesses, the North American packaged gases business, global supply systems, global procurement, global operations excellence, safety and environmental compliance and global sustainability. Mr. Malfitano served as a Senior Vice President of Praxair from 2003 to 2006 and was President of White Martins, and President, Praxair South America from 2001 to 2003. He served as President, North American Industrial Gases and President of Praxair Canada from 1998 to 2001.

Eduardo Menezes, 44, is a Vice President of Praxair, Inc. and President of Praxair Europe. He served as Managing Director of Praxair’s business in Mexico from 2004 to 2007, as Vice President and General Manager for Praxair Distribution, Inc. from 2003 to 2004 and as Vice President, U.S. West Region, for North American Industrial Gases, from 2000 to 2003. He assumed his current positions in 2007.

George P. Ristevski, 48, is a Vice President of Praxair, Inc. and President of Praxair Distribution, Inc. From 2002 to 2007 he was President of Praxair Healthcare Services, Inc. and from 2000 to 2002, he was Vice President and Controller for Praxair, Inc.

James S. Sawyer, 51, is an Executive Vice President and the Chief Financial Officer of Praxair, Inc. and oversees the surface technologies business. From 2003 to 2006, he served as a Senior Vice President and the Chief Financial Officer. Mr. Sawyer was designated the Company’s Chief Financial Officer in 2000.

Robert S. Vruggink, 50, is a Senior Vice President of Praxair, Inc. responsible for business development in assigned global regions. He served as President of Praxair Surface Technologies from 2003 to 2006. Mr. Vruggink joined Praxair in 2001 as area director for industrial gases in the U.S. southern region. Prior to joining Praxair, he had served in a wide variety of engineering and management assignments for Conoco and DuPont. He assumed his current position in 2006.

Executive Compensation

Compensation Committee Report

The Compensation & Management Development Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” purports to disclose the Compensation Committee’s deliberations and thinking in making executive compensation decisions and policy, it is accurate and materially complete.

The Compensation & Management Development Committee

Wayne T. Smith, Chairman
Edward G. Galante
Ronald L. Kuehn, Jr.
Robert L. Wood

Compensation Discussion and Analysis

This compensation discussion and analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest “total compensation” for 2007, as set forth in the “Summary Compensation Table” below (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”). The Compensation Committee of the Company’s Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs. A detailed description of the Compensation Committee’s responsibilities and processes is described under the heading “The Compensation & Management Development Committee” on pages 17 to 18 of this Proxy Statement. Certain facts described in this CD&A reflect Compensation Committee deliberations in executive session, which the Compensation Committee has advised management are accurate and materially complete.

Praxair’s Executive Compensation Objectives and Approach

The Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	build and support a performance-driven culture and motivate executives to deliver strong business results;

•	align executives with shareholder expectations by closely linking total compensation with

 — short term business performance, and

 — longer term shareholder value creation; and

•	encourage executives to own Company stock, thereby further aligning their interests with those of shareholders.

The Compensation Committee seeks to achieve these objectives by providing a competitive total compensation package designed to attract and retain high-performing, results-oriented executives. The compensation package includes (1) direct compensation of base salary, annual performance-based variable compensation and long term incentives, (2) certain retirement and other benefits generally available to employees, (3) severance benefits, and (4) a limited value of perquisites. The Compensation Committee uses as a guide the median value of total direct compensation of the benchmarking market data discussed below. Total direct compensation actually earned, and the actual proportion of each direct compensation element to the total, may be more or less than the targeted amounts depending upon the Company’s business and stock performance and other factors discussed below.

Base salary, along with retirement and other benefits, serve to attract and retain executive talent. Because at least 70% of NEOs’ target total direct compensation opportunity for 2007 is in the form of performance-based variable compensation and long-term incentives, executives are also motivated to deliver strong business performance and create shareholder value. These compensation elements are “at risk” and dependent upon the Company’s achieving financial and other business goals set by the Compensation Committee and, for long term incentives, the Company’s stock price performance. Executive severance arrangements in the event of a change-in-control of the Company provide a retention incentive and encourage continuity of management.

In order to further align shareholder and executives’ interests, the Compensation Committee has established stock ownership guidelines for NEOs (see disclosure on details of these guidelines in the Corporate Governance and Board Practices section of this Proxy Statement under the caption “Executive Stock Ownership Guidelines”). NEOs may meet these guidelines by acquiring Company stock or stock-equivalent units through long term incentive grants, as well as the Company’s Compensation Deferral Program, 401(k) savings plan and Dividend Reinvestment and Stock Purchase Plan.

Key Executive Compensation Factors and Considerations

The key factors that the Compensation Committee considers in determining NEO compensation are summarized below followed by a discussion and analysis of the individual elements of NEO compensation. As described below, the determination of annual performance-based variable compensation for 2007 included a formula that measured Company financial performance achieved against selected and pre-set financial measures. Except for this, individual compensation decisions in 2007 required considerable judgment and the balancing of many objective and subjective considerations such as those listed in this section.

Compensation Consultant Analysis and Advice

The Compensation Committee engages an executive compensation consultant to provide data, analysis and advice. During 2007, the Compensation Committee engaged Towers Perrin LLP through August, 2007, and thereafter engaged Deloitte Consulting. As part of its new engagement, Deloitte Consulting performed a comprehensive review of the Company’s executive compensation practices and structure and reported its observations to the Compensation Committee in October 2007. In particular, Deloitte Consulting reported on market trends in executive compensation generally and among the Practices Tracking Group described below, and on certain aspects of the Company’s compensation practices.

The scope of Towers Perrin’s engagement included preparation, and presentation to the Compensation Committee in December 2006, of a report on executive compensation trends, a competitive compensation analysis covering the Company’s officers, various other materials related, for example, to the performance-based variable compensation program and long term incentive valuation. This work was considered in the Compensation Committee’s determination in December 2006 of the performance-based variable compensation program, certain salary adjustments and long-term incentives for 2007. Deloitte Consulting performed work similar in scope for the Compensation Committee’s determination of NEO compensation for 2008. Towers Perrin continues to provide competitive compensation data to the Company for benchmarking purposes. In advance of applicable Compensation Committee meetings, the CEO and certain management personnel reviewed the consultant’s analysis to be presented at the meeting and the CEO solicited the consultant’s views on his proposed recommendations for executive officer compensation (other than his own) based on that data. In its deliberations, including in private sessions with the consultant, the Compensation Committee requested the applicable consultant’s view of the CEO’s recommendations, as well as input on the CEO’s compensation.

Benchmarking

The Compensation Committee uses benchmark market data to help determine the appropriate amount of total direct compensation opportunity for each NEO and the elements of each NEO’s direct compensation.

Selection of Benchmark Companies. For determinations of compensation in 2007, the Compensation Committee selected benchmark companies with the assistance of Towers Perrin, LLP, its consultant in 2006. From a broader base of companies in selected industries (the Key Industry Group, consisting of 235 companies) for which the consultant maintained detailed compensation data, the Compensation Committee selected a smaller group as the Key Company Group. The Compensation Committee used the Key Company Group to assess competitive market compensation levels for NEO positions. The Compensation Committee also consulted market data from the broader Key Industry Group as a secondary check to ensure that market data from the Key Company Group was not impacted by any unusual or short-term factors. All data provided by the consultant to the Compensation Committee was adjusted to account for the differing scope of operations of comparator companies based on regression analysis. The companies in the Key Company Group were selected to represent the Company’s competitors, key customer segments and the markets for executive talent most applicable to the Company. The group was targeted at 25-30 members so as to provide meaningful but manageable data comparisons. For 2007, the 28 companies identified below were selected on the advice of Towers Perrin.

The companies in the Key Company Group were:

Advanced Micro Devices	General Mills	PPG Industries
Air Liquide Americas	Ingersoll Rand	Quest Diagnostics
Air Products and Chemicals	Johnson & Johnson	Rockwell Automation
Dow Chemical	Kellogg	Rohm and Haas
Duke Energy	Kerr-McGee	Sempra Energy
DuPont	L-3 Communications	Smurfit-Stone Container
Eastman Chemical	Lyondell Chemical	Texas Instruments
Ecolab	MeadWestvaco	Timken
Eli Lilly	Nova Chemicals
Engelhard	PepsiCo

From the Key Company Group ten companies were selected to comprise the Compensation Committee’s Practices Tracking Group for use in benchmarking compensation and benefit-related practices such as forms of equity awards, stock ownership guidelines, perquisites and personal benefits, retirement and other termination arrangements, based on proxy statement disclosures. The Practices Tracking Group comprised key competitors as well as other companies that Towers Perrin and the Compensation Committee deemed appropriate for this purpose.

Application of Benchmark Data. For target total direct compensation opportunity, the Compensation Committee examined the median, as well as the 25th and 75th percentiles of benchmark company data for each NEO’s position. Although the Compensation Committee uses the median as a guide for determining compensation levels, actual values set for any individual NEO may, from time to time deviate from the median (a) due to the Individual NEO Factors described below, (b) because of year-to-year swings in market median data, (c) so as to maintain the desired internal equity among executive positions, and (d) to balance the mix of compensation elements deemed appropriate for each NEO. Unless otherwise disclosed below, the value of total direct compensation opportunity targeted for each NEO in 2007 approximated the median as determined by the benchmarking process.

Individual NEO Factors

The Compensation Committee considered a number of qualitative factors relating to each NEO including, as applicable:

•	the Company’s performance in the NEO’s principal area of responsibility and the degree to which it wishes to drive and reward such performance.

•	the NEO’s performance against the critical goals (financial, project-oriented or people-related) set by the CEO under the Company’s Performance Management System and the exhibition of the values, competencies and behaviors that are important to the success of the Company.

•	the potential contributions the NEO can make to the Company’s success.

•	the NEO’s experience and level of responsibility.

•	the Company’s retention goals or needs for the NEO.

•	the relative size of total compensation opportunity, base salary, annual performance-based variable compensation opportunity, and long term incentive grants for executives with similar responsibilities at peer companies.

•	recognition of relative responsibilities of NEOs within the Company.

The Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to the Individual NEO Factors or subject them to pre-defined, rigid formulas, and the importance and relevance of specific factors varied among each NEO. However, the market data and an individual’s performance were significant contributing factors to the pay decisions.

Recommendations of the Chief Executive Officer

The CEO does not determine the compensation of any of the executive officers, but he provides input to the Compensation Committee on such matters as:

•	salary adjustments, target (percent of salary) performance-based variable compensation and the value of long term incentives for individual executive officers based on analysis of the market benchmark data and the Individual NEO Factors described above.

•	his assessment of the Company’s performance against the non-financial goals set by the Compensation Committee and evidence supporting that assessment.

•	individual performance adjustments that should be applied to performance-based variable compensation for individual executive officers.

•	the form of long term incentives most appropriate to drive sustainable shareholder value creation.

•	method(s) for determining the number of stock options to be awarded.

•	the companies against which it is appropriate to benchmark the Company’s executive compensation.

•	the financial performance metrics to be used in the Company’s incentive program.

Evaluation of Aggregate Compensation

Total Compensation and Benefits. The Compensation Committee considers the value of each NEO’s aggregate compensation package in which all components of his direct compensation and benefits are viewed together using a “tally sheet” format. In late 2006, the Compensation Committee performed this review as part of its consideration of 2007 compensation and as part of its separate determinations of the amounts of target total direct compensation and the direct compensation elements. Based on this review, the Compensation Committee determined that the total compensation opportunity granted to each NEO was consistent with its executive compensation objectives and, as a result, no changes were made to the compensation program.

Termination Benefits.  The Compensation Committee also considers the total payments and benefits that could be received by each NEO under various employment termination events, including retirement, voluntary resignation, and termination by the Company, including following a change-in-control of the Company. The Compensation Committee conducted this review in late 2006 and determined that the aggregate of termination and severance payments and benefits to the NEOs was consistent with its executive compensation objectives, and as a result, no changes were made to these termination benefits.

Other Considerations

Tax and Accounting. Under Internal Revenue Code Section 162(m), the Company may not take a tax deduction for compensation paid to any NEO that exceeds $1 million in any year unless the compensation is “performance-based.” While the Compensation Committee endeavors to structure compensation so that the Company may take a tax deduction, it does not have a policy requiring that compensation must be deductible and may authorize compensation that is not tax deductible. Accounting treatments were reviewed but did not impact the selection and design of equity and equity-related compensation for 2007, although all such grants were made in a manner as to not require mark-to-market accounting treatment.

Analysis of the Use of Long Term Incentives. The Compensation Committee reviewed 2007 stock transactions by executive officers and their year-end holdings so as to monitor the executives’ use of long term incentives. The review included ensuring executives were within stock ownership guidelines, examining transactions for hedges or other risk management techniques applied to stock-based incentives, and inspection for improper dispositions back to the Company or other self-dealing. Based on this review, the Compensation Committee determined that the long term incentives previously granted to NEOs continue to be used appropriately.

Elements of Direct Compensation for Executive Officers

The methods by which the amounts of 2007 direct compensation for NEOs were determined and the reasons therefor, are described in the following sections for each element of direct compensation.

Salary

The salary level for each NEO was established by the Compensation Committee considering both the benchmark data for equivalent positions in the Key Company Group and the Individual NEO Factors as described above. The salaries reported in the “Summary Compensation Table” reflect actual cash paid for the 2007 calendar year which includes the effect of adjustments to base salaries. Mr. Angel’s salary was increased from $650,000 to $1 million per year, effective January 1, 2007, to reflect his promotion to Chief Executive Officer on that date, and the increased responsibilities and leadership required of that position. The salary adjustments for Messrs. Sawyer, Malfitano and Fuchs as of November 1, 2006, and Mr. Breedlove as of April 1, 2007, ranged from 5%-10% of their salaries then in effect and no further adjustments to their 2007 salaries were made thereafter. These adjustments were based upon Mr. Sawyer’s promotion to Executive Vice President, Mr. Malfitano’s assumption of greater Company operating responsibilities, and Messrs. Breedlove’s and Fuchs’ promotions to Senior Vice Presidents.

Annual Performance-Based Variable Compensation

The performance-based variable compensation reported for each NEO (in the column of the “Summary Compensation Table” captioned “Non-Equity Incentive Plan Compensation”) represents that earned for 2007 performance. Below is a description of how the Compensation Committee determined the 2007 annual performance-based variable compensation earned by each NEO under the Company’s Variable Compensation Plan. The Company uses the same criteria and methodology to determine performance-based variable compensation awarded to all eligible employees.

Target Performance-Based Variable Compensation Level.  The target performance-based variable compensation level for 2007 for each NEO (meaning the amount of variable compensation, expressed as a percent of salary, that would be earned for 100% achievement of the financial performance mid-point goals) was established by the Compensation Committee in December 2006 considering both the benchmark data for equivalent positions in the Key Company Group and the Individual NEO Factors and ranged from 70% to 110% of salary.

Establishment of Financial Measures. In December 2006, the Compensation Committee selected three financial measures that it determined were appropriate to meet the compensation objectives of driving desired short term business performance for the 2007 plan year and increasing total shareholder return. These financial measures were the Company’s corporate consolidated results with respect to (1) sales revenue (2) net income, and (3) working capital as a percent of sales (defined as trade receivables, inventory and payables, excluding non-operating items such as deferred taxes and pensions) with each measure weighted equally. These measures encourage “top line” revenue growth consistent with “bottom line” net income and positive cash flow. Sales revenue and net income are accounting items reported in accordance with GAAP in the Company’s public financial statements except that the Compensation Committee may approve adjustments to reported results based on differences between operating plan assumptions and actual results with respect to currency exchange rates and product price changes caused only by changes in certain raw material costs. Similar financial measures were established for the Company’s business units which, in the aggregate, totaled to the corporate consolidated target financial goals for 100% payout. Corporate consolidated financial results and the business unit financial results were weighted together in the formula by which performance-based variable compensation earned by the NEOs for financial performance is determined.

Establishment of Financial Goals. Mid-point goals were established for each financial measure which corresponded to a 100% payout of the target performance-based variable compensation. In addition, values were established for each financial measure representing minimum and maximum rewarded performance levels corresponding to potential payouts ranging from zero to 200% of target.

The Compensation Committee set the 2007 target financial goals for 100% payout as follows: Sales Revenue: $8.825 billion (a 6% increase over 2006); Net Income: $1.070 billion (a 9% increase over 2006); and Working Capital as a percentage of sales: 13.8%, a 0.5 percentage point improvement from 2006.

The Compensation Committee designed the relationship between pay and performance so as to ensure that performance which significantly exceeded the target financial goals would be rewarded with well-above market benchmark payout levels. Similarly, performance that did not meet the goals would reduce the performance-based variable compensation payout to as low as zero in the case of failure to meet the pre-established minimum performance. In setting the target goals for 100% target payout, the Compensation Committee strived to establish challenging but achievable goals. The factors considered by the Compensation Committee in assessing the challenge inherent in the goals included:

•	management’s operating plan,

•	macro-economic trends and outlooks in each of the countries in which the Company operates,

•	currency exchange trends and outlook,

•	expected 2007 industrial gases industry peer performance and that of the broader S&P 500,

•	shifts in key customer markets, and

•	expected contribution from contracts already awarded and decisions or actions already made or taken.

Non-Financial Goals. The Compensation Committee also established non-financial goals with respect to (1) strategic positioning of the business for long term performance, (2) performance relative to peers, (3) safety and environmental compliance, including improvements in recordable injuries and lost workday rates, (4) people development, including diversity in hiring, retention and advancement, and developing future leadership for the Company, (5) cost reductions and increases in productivity and efficiencies resulting from the Company’s Six Sigma and other initiatives, and (6) audit/compliance initiatives. The Compensation Committee may make a subjective adjustment of up to plus or minus 35 basis points to the performance-based variable compensation payout as determined by the performance against financial measures, based on its assessment of the Company’s performance of these non-financial goals plus consideration of unforeseen external factors beyond management’s control that may have helped or hindered management’s achievement of the financial goals.

Individual Performance. The Compensation Committee may adjust each NEO’s performance-based variable compensation (calculated based on the performance against financial and non-financial goals described above) based on its subjective evaluation of individual performance, determined, in part, by some of the Individual NEO Factors as described above.

2007 Results and Payout Based on Performance. Praxair had outstanding financial results for 2007, with reported sales revenue growth of 13%, reported net income growth of 19% and working capital at 13.7% of sales. As a result, the Company significantly exceeded each of the target financial goals set by the Compensation Committee, thus justifying a payout well above target. In making its payout determinations, the Compensation Committee also approved minor adjustments to reported results that might be appropriate to remove any positive or negative distortions due solely to currency exchange rates or product price changes based on raw material costs.

In order to verify the determination of the performance-based variable compensation payable for the 2007 plan year, the Compensation Committee engaged the Company’s internal audit department to verify that the Company’s performance against the pre-established corporate consolidated financial measures was properly determined. The report of the internal auditors confirmed to the Compensation Committee that the program was properly administered.

In addition to determining performance against financial measures, the Compensation Committee also determined that the Company’s performance against pre-established non-financial goals was excellent and, consequently, should be a positive factor in determining performance-based variable compensation. In particular, the Compensation Committee noted that the Company had (i) made significant progress in its safety record, including improvements in the number of lost work days and recordable injuries, (ii) begun and completed various domestic and international capital projects and joint ventures that would enhance the Company’s strategic position for the future, (iii) made progress in its employment diversity goals, including in hiring, advancement and retention, and (iv) enhanced productivity as a result of its Six Sigma and other initiatives. Finally, the Compensation Committee applied an individual performance adjustment to the payout for each NEO determined by the financial and non-financial measures, resulting in the total performance-based variable compensation award reported in the Summary Compensation Table.

Recapture Policy. The Compensation Committee has no established policy for the recapture of annual performance-based variable compensation payouts in the event of a later restatement of the results on which the payouts were based. However, the Compensation Committee will continue to monitor best practices and the need for such a policy, and will establish such a policy when it is appropriate, consistent with legal and practical considerations at that time.

Long Term Incentive Awards

The Company provides long term incentives in order to enhance long term shareholder value and to attract and retain executive talent. The long term incentive grants reported for each NEO in the “Grants of Plan-Based Awards” table below represent the stock option grants and performance share awards made in February 2007.

Determining the Value to be Delivered. The 2007 target dollar value of long term incentives for each NEO was established by the Compensation Committee in December 2006 considering the benchmark data for equivalent positions in the Key Company Group. Individual NEO Factors as described above also were considered. In determining the target dollar value of long term incentives to be delivered in 2007 to NEOs, the Compensation Committee did not deem relevant the number or value of incentives then held by NEOs or the amount of previous gains received by NEOs from exercises of options, or in Mr. Angel’s case, the vesting of previously-granted restricted stock.

Determining the Form of Award. In December 2006, the Compensation Committee reviewed alternative forms of long term equity incentives taking into account, among other factors, market trends and practices, the potential shareholder dilution effect of equity grants, and the intended purposes of such incentives. The Compensation Committee determined that a mix of stock options (75% of the target value) and performance share awards (25% of the target value) was the most appropriate vehicle for the 2007 grants. The Compensation Committee decided that this mix would motivate executives to increase the Company’s stock price and focus attention on internal performance metrics that are expected to drive medium-term revenue and net income growth. The material terms of the long term incentive grants are discussed after the “Grants of Plan-Based Awards” table below under the heading “Additional Information Regarding Plan-Based Awards.”

The Compensation Committee judged at that time that stock options presented an appropriate balance of risk and reward in that stock options have no value unless the Company’s stock price increases above the option exercise price. The potential for value acts both as a retention incentive and an incentive to deliver strong business results that would be expected to increase the Company’s stock price, thereby creating shareholder value. The Compensation Committee also noted that, because of the Company’s record of excellent shareholder return performance, the Company’s executives place high value on stock options as a long term incentive vehicle. Finally, the Compensation Committee considered that the vesting terms as well as the opportunity provided by stock options for substantial leveraged value from sustainable growth in shareholder wealth over their ten-year term encourage long term decision-making.

The performance shares awards further serve as an incentive to deliver strong business results and increase shareholder value. They also help the Company meet its competitive talent retention objectives. The awards granted in 2007 vest after two years from the grant date, and the potential payout of the number of target shares of each award is dependent on the Company’s combined 2007 and 2008 financial performance as measured against the corporate consolidated business financial goals that the Compensation Committee determines for performance-based variable cash compensation for each of those years.

Determining the Amount of Award. In January 2007, the Compensation Committee determined the number of option shares and performance shares to be granted to each NEO. The number of option shares was based on Towers Perrin’s estimated valuation of the Company’s options using a binomial valuation model and applying that per-option value to the dollar value to be delivered to each NEO as previously determined. The number of performance shares was based on Towers Perrin’s estimated valuation of the shares considering the performance payout factors and applying that per-share value to the dollar value to be delivered to each NEO as previously determined.

Determining the Grant Date. The Compensation Committee’s practice has been to approve at its regular meeting in late January the total number of long term incentives to be allocated among all eligible employees, and to specifically approve the long term incentives to be granted to NEOs and all other executive officers. The Compensation Committee sets the actual grant date of these long term incentives as the date of the Board’s regular meeting in late February. The option exercise price of stock options is fixed at 100% of the closing price of the Company’s common stock on the NYSE on that February meeting date. Separate stock option grants and other equity awards may occur on other dates throughout each year as part of hiring new employees or to reflect promotions.

Consistent with this practice, on January 22, 2007, the Compensation Committee established February 27, 2007 as the grant date for NEOs’ and other eligible employees’ options and performance share awards, coinciding with the Board’s next scheduled meeting date. This grant date was established so that:

•	The grant date (and, thereby, the exercise price) for NEOs’ options is aligned with those granted to all other eligible employees and those granted to the non-management directors under the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc.

•	A reasonable interval would exist between the Company’s public release of 2007 earnings results in late January 2007 and the February 27, 2007 grant date upon which the exercise price of the options was set.

Long Term Incentives for 2008.  Because of the sharp increase in the price of the Company’s stock in 2007, the estimated grant-date value of each stock option and performance share increased significantly and therefore, the number of stock options and performance shares to be awarded to each NEO for 2008 would have declined by a substantial margin. The substantial reduction in the number of shares to be awarded raised a concern about the perceived value of the total long term incentives being awarded to the NEOs and other key employees for 2008 and the potential adverse impact on employee morale and retention. As a result, in February 2008, in addition to granting time-vested stock options and performance shares, the Compensation Committee also granted performance-vesting stock options to the NEOs and other key employees for 2008 in order to serve as an additional retention incentive. To assure a strong alignment with shareholders’ interests, these additional stock options vest only if the Company achieves cumulative earnings per share growth of 33% over 2007 earnings per share during the three-year period ending December 31, 2010. If the Company fails to meet the cumulative earnings per share goal, all of these performance-vesting stock options will not vest and are immediately forfeited. The number of performance-vesting stock options awarded to the NEOs increased each NEO’s total direct compensation opportunity for 2008 to approximately the 75th percentile, if vesting of the additional award occurs.

Benefit Plans Available to Executive Officers

The Company’s practice is to make available to NEOs essentially the same benefit plans generally available to other employees in the U.S. Neither the financial resources of the NEO, nor the amount or form of present or past direct compensation paid to the NEO was deemed by the Compensation Committee as relevant to any NEO’s continuing eligibility to participate in these plans in 2007. Except as discussed below, benefits for NEOs under these plans are available and calculated on the same basis as for the other plan participants. Adjustments are made so as to continue the benefits to all participants, including NEOs, to the extent that they would otherwise be limited by income or other restrictions imposed by the federal tax laws. From time to time, the Compensation Committee may approve certain other adjustments to be applied to an NEO when it is in the best interests of the Company such as to facilitate the recruitment of an executive. Any such adjustments that are in place for any NEO are disclosed in the tables in this Proxy Statement or their accompanying footnotes or narratives. In addition to the benefit plans listed below, employees, including NEOs, are eligible to participate in other Company plans such as the 401(k) Savings Plan, medical, dental, relocation and vacation.

Retirement Plans

The benefits payable to NEOs under the Company’s retirement plans are described in the “Pension Benefits” table below and its accompanying footnotes and narrative. As described more fully therein, the Compensation Committee, with the advice of its consultant, has in the past approved certain additional pension retirement benefits for certain executives, including service year credits for Mr. Angel and minimum retirement benefits for Mr. Breedlove. These benefits were provided in order to attract these executives to the Company and/or to provide additional retention incentive by compensating them for benefits lost upon departure from their previous employers. Also described in the footnotes are certain equitable adjustments for Messrs. Malfitano and Fuchs related to their service in Brazil and Canada, respectively, which adjustments are generally available to all similarly situated employees.

Tax-Qualified Pension Plan. The Company maintains a tax-qualified defined benefit pension plan for most U.S. employees, including the NEOs.

Supplemental Retirement Income Plan. The Company maintains an unfunded Supplemental Retirement Income Plan (“Supplemental Plan”) for the primary purpose of providing benefits that would otherwise be paid to U.S. employees under the tax-qualified pension plan but for the application of certain federal tax law limitations. Because of their income levels, each NEO is eligible to participate in the Supplemental Plan. The incremental benefits paid under the Supplemental Plan are calculated in the same manner as the underlying tax-qualified pension plan and generally result in no greater benefit than if federal tax law limitations were not in place.

Compensation Deferral Program

Any U.S. employee eligible to participate in the annual performance-based variable compensation plan, including each NEO, is eligible to participate in the Company’s Compensation Deferral Program. Contributions, earnings, withdrawals and year-end balances for 2007 for each NEO under the Compensation Deferral Program are reported in the “Non-Qualified Deferred Compensation” table below.

The primary benefit to participants in this plan is that taxes on any compensation deferred into the plan, and on any earnings within the plan on those deferrals, are also deferred until the account is actually paid out to the individual. Contributions to the plan are voluntary and represent compensation already earned by the participant. The Company also makes contributions that would have been made to the 401(k) Savings Plan but for the application of certain federal tax law limits under that plan. No preferential earnings opportunities are available under the plan to participants, including NEOs. An NEO’s account balance in the plan at any point in time reflects the value of the Company contributions noted above and his deferred compensation as if he had invested it, at the time it was earned, in Praxair stock or a fixed income security, as the NEO chose. Therefore, these balances are irrelevant to any present or future compensation decisions for the NEO or the amount of any severance payment that should be paid to NEOs.

Perquisites and Personal Benefits

The Company’s policy is to not extend perquisites or personal benefits to employees other than for limited and specifically defined business purposes. The incremental costs to the Company in 2007 of those benefits provided to NEOs that the SEC deems to be “perquisites and personal benefits” are reported in the “Summary Compensation Table” below (included in the amounts reported in the column captioned “All Other Compensation” and further detailed in an accompanying supplemental table). The Compensation Committee exercises oversight over the perquisites and personal benefits that are made available to NEOs. Accordingly, the Compensation Committee reviewed 2007 Company expenses, regardless of amount, including expenses related to security arrangements, that could be construed as a perquisite or personal benefit for each NEO. The purposes of this review included ensuring that:

•	the costs of such perquisites and personal benefits are not unreasonable and do not constitute a misuse of Company assets.

•	each such expense has a legitimate business purpose.

•	such perquisites and personal benefits are within the mainstream of the practices of the Practices Tracking Group.

•	such perquisites and personal benefits are properly disclosed to shareholders in accordance with applicable SEC rules.

The Compensation Committee determined that, for 2008, the Company would no longer reimburse NEOs for any taxes imputed to them on the value of Company-provided perquisites and personal benefits (such reimbursements are typically called “tax gross-ups”). For 2007, Mr. Angel has voluntarily refused to accept any such tax reimbursements from the Company.

In addition, the Company’s internal audit department performed its annual audit of executive officer expense reports for compliance with Company policies, and the independent auditors reviewed that work. Based on these reviews, the Compensation Committee determined that the perquisites and personal benefits available to NEOs in 2007, and their costs to the Company, were reasonable and properly disclosed to shareholders.

Severance and Change-in-Control Arrangements

Severance Plan

All U.S. exempt employees, including NEOs, participate in the Company’s severance plan. This plan pays to a terminated employee a severance payment calculated based on the employee’s time in service and salary rate at the time of termination. The maximum payment is 260 working days’ pay. This benefit applies only to terminations by the Company other than for cause.

Change-in-Control Arrangements

The Company has entered into identical executive severance compensation agreements with certain senior executives, including NEOs. These agreements provide for certain payments to be made to the executive in the event of both (1) a change-in-control of the Company (as defined in the agreements), and (2) the termination of his/her employment within two years thereafter by the Company without cause or by the executive for good reason (a so-called “double trigger”). The purpose of these agreements is, if an actual or threatened change-in-control occurs, to encourage retention of executives for continuity of management, and to keep executives focused on performing their duties rather than seeking immediate employment elsewhere. In 2006, the Compensation Committee reviewed with its compensation consultant the material terms and provisions of these agreements, including the types and amounts of potential payments and other benefits, compared to companies in the Practices Tracking Group providing similar types of agreements. Based on this review, the Compensation Committee determined that such arrangements were at that time generally comparable to those provided by companies in the Practices Tracking Group and provide a legitimate and reasonable benefit to the Company and to its shareholders.

EXECUTIVE COMPENSATION TABLES

The tables below present compensation information for NEOs and include footnotes and other narrative explanations important for your understanding of the compensation information in each table. The Summary Compensation Table summarizes key components of NEO compensation for 2007 and 2006. The six tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2007, some of which are included in the Summary Compensation Table. The final table provides information regarding compensation that NEOs would receive when their employment with the Company terminates under various circumstances or upon a change-in-control.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and Nonqualified
					Non-equity	Deferred
			Stock		Incentive Plan	Compensation	All other
			Awards	Option Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	Total($)(5)
Stephen F. Angel, Chairman President & Chief Executive Officer(6)	2007	$1,000,000	$967,838	$1,966,180	$2,800,000	$2,155,000	$119,152	$9,008,170

	2006	$631,250	$84,883	$1,355,023	$1,418,000	$1,061,000	$37,766	$4,587,922

Ricardo S. Malfitano, Executive Vice President	2007	$550,000	$276,103	$1,001,529	$1,029,600	$862,000	$19,546	$3,738,778

	2006	$498,333	$0	$935,940	$795,000	$311,000	$15,819	$2,556,092

James S. Sawyer, Executive Vice President & Chief Financial Officer	2007	$525,000	$276,103	$1,112,878	$917,280	$763,000	$19,091	$3,613,352

	2006	$481,250	$0	$1,108,814	$734,000	$643,000	$16,847	$2,983,911

James J. Fuchs, Senior Vice President	2007	$425,000	$414,154	$747,529	$667,140	$311,000	$30,800	$2,595,623

	2006	$395,083	$0	$684,463	$540,000	$682,000	$27,889	$2,329,435

James T. Breedlove, Senior Vice President, General Counsel & Secretary(7)	2007	$435,000	$201,698	$619,233	$623,560	$119,000	$21,283	$2,019,774

(1) These are the amounts that the Company recognized as compensation expense in its financial statements for each year as determined under Statement of Financial Accounting Standards 123R (“FAS 123R”). The Stock Awards amounts are the expense for outstanding performance share grants made to each NEO in February 2007 and, for Mr. Angel, a restricted stock grant made prior to 2007. The Option Awards amounts are the expense for options granted in 2007 and in certain prior years. The assumptions used in computing the Option Awards amounts are included in Note 15 to the Company’s 2007 financial statements in the 2007 Annual Report to Shareholders and Form 10-K. For Stock Awards that are performance share grants, the assumptions used in computing the expense are also included in Note 15. For Stock Awards that are restricted stock grants, the Company determines the value (the number of shares granted times the fair market value of the Company’s stock on the date of grant) and then recognizes this as expense ratably over the vesting term.

The Stock Awards and Option Awards column amounts were not actually paid to any NEO in 2007 or 2006. The value of any of Mr. Angel’s restricted stock that vested in 2007 is reported in the “Option Exercises and Stock Vested” table below; no performance share grants vested in 2007. In addition, a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2007 is reported in the “Option Exercises and Stock Vested” table below.

(2) In 2007 and 2006, the Company achieved certain financial and non-financial goals that the Compensation Committee set under the Company’s Variable Compensation Plan. Therefore, the Compensation Committee awarded each NEO performance-based variable compensation payments in February 2008 (for 2007 performance) and February 2007 (for 2006 performance). These amounts are reported as “Non-equity Incentive Plan Compensation.” See the detailed description of the Variable Compensation Plan in the preceding CD&A under the sub-heading “Annual Performance-Based Variable Compensation.” Certain NEOs elected to defer a portion of this payment under the Company’s Compensation Deferral Program described after the “Nonqualified Deferred Compensation” table below. Any amounts deferred are included in the amounts reported above.

(3) Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company’s Pension Program. These amounts were not actually paid to any NEO. See the detailed description of the Pension Program and how these amounts are calculated following the “Pension Benefits” table below. The total pension present value accrued for each NEO through 2007 under the Company’s Pension Program is also disclosed in that table.

No amounts accumulated under the Company’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(4) Amounts shown in this column are detailed in the “All Other Compensation” table below.

(5) The amount reported in the “Total” column is the sum of all of the columns. It includes the Stock Awards, Option Awards and Change in Pension Value amounts, which were not actually paid to any NEO in 2007 or 2006. The Stock Awards, Option Awards and Change in Pension Value amounts actually paid or provided in the future may be more or less than the reported amounts. The amount of compensation actually paid or provided to each NEO for 2007 (being Salary, Non-equity Incentive Plan Compensation and All Other Compensation) was: Mr. Angel: $3,919,152 (44% of Total Compensation reported); Mr. Malfitano: $1,599,146 (43% of Total Compensation reported); Mr. Sawyer: $1,461,371 (40% of Total Compensation reported); Mr. Fuchs: $1,122,940 (43% of Total Compensation reported); and Mr. Breedlove: $1,079,843 (53% of Total Compensation reported).

(6) Mr. Angel was appointed as the Chief Executive Officer effective January 1, 2007, and as the Chairman effective May 1, 2007.

(7) Because compensation information for Mr. Breedlove is being presented for the first time since the SEC adopted new executive compensation disclosure rules in 2006, only 2007 compensation information is provided.

This table provides more detail regarding the amounts disclosed in the “All Other Compensation” column for 2007 in the Summary Compensation Table.

2007 All Other Compensation

			Company
	Perquisites and other	Tax Reimbursements	Contributions to 401(k)
Name	Personal Benefits(1)	(2)	and Related Plans (3)	Total ($)
Stephen F. Angel	$82,202	$0	$36,950	$119,152
Ricardo S. Malfitano	$14,550	$4,996	$0	$19,546
James S. Sawyer	$0	$0	$19,091	$19,091
James J. Fuchs	$8,735	$6,127	$15,938	$30,800
James T. Breedlove	$0	$0	$21,283	$21,283

(1) Includes the Company’s incremental costs of providing financial planning services to Messrs. Angel, Malfitano and Fuchs and, for Mr. Malfitano, a contribution on his behalf to a Brazilian government retirement program. For reasons of security and time management, the Board requires the Chief Executive Officer to use the Company’s corporate aircraft for personal use as well as business travel. During 2007, the aggregate unreimbursed incremental cost to the Company for Mr. Angel’s personal use of corporate aircraft was $71,060. The aircraft is available for the Company’s use through a time-share arrangement. The Company pays a fixed time-share charge for the right to use the aircraft, and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel did not use the aircraft for personal travel.

The Company maintains certain country club memberships for business entertainment purposes which memberships, by club rules, are in an executive’s name. By Company policy, reimbursement of club costs is authorized only when membership and use of the club facilities are judged to be important to the conduct of the Company’s business. As no NEO made personal use of these club memberships during 2007, no amounts are reported in the table.

In addition, the Company pays for or provides executive officer travel, lodging and related expenses incurred in connection with attending Company business related events, including Board meetings (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. No amounts are reported in the table for these business expenses.

(2) Under Federal tax rules, the Company imputes income to each NEO for the value of the perquisites listed in the first column. The amounts listed in this column are payments that were made to NEOs as reimbursement for the taxes on imputed income. Mr. Angel did not accept any such tax reimbursements for 2007, and the Compensation Committee has determined that no such tax reimbursements will be provided to any executive officer for 2008.

(3) The amounts in this column are Company matching contributions to the Company’s 401(k) Savings Plan and Company contributions to the Compensation Deferral Program. See the description of the Compensation Deferral Program under the “Nonqualified Deferred Compensation” table below.

2007 GRANTS OF PLAN-BASED AWARDS

The following table provides more detailed information regarding the Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
										All Other
									All Other Stock	Option	Exercise or
		Compen-							Awards:	Awards:	Base	Grant Date
		sation							Number of	Number of	Price of	Fair Value of
		Committee							Shares of	Securities	Option	Stock and
		Approval	Threshold			Threshold			Stock or	Underlying	Awards	Option
Name	Grant Date	Date(1)	($)	Target($)	Maximum($)	(#)	Target(#)	Maximum(#)	Units(#)	Options(#)(4)	($/Sh)	Awards(5)
Stephen F. Angel			—	$1,100,000	$5,170,000	—	—	—	—	—	—	—

	2/27/2007	1/22/2007	—	—	—	—	20,560	41,120	—	—	—	$1,263,823

	2/27/2007	1/22/2007	—	—	—	—	—	—	—	308,300	$61.47	$3,382,051

Ricardo S. Malfitano			—	$440,000	$2,068,000	—	—	—	—	—	—	—

	2/27/2007	1/22/2007	—	—	—	—	6,160	12,320	—	—	—	$378,655

	2/27/2007	1/22/2007	—	—	—	—	—	—	—	92,500	$61.47	$1,014,725

James S. Sawyer			—	$420,000	$1,974,000	—	—	—	—	—	—	—

	2/27/2007	1/22/2007	—	—	—	—	6,160	12,320	—	—	—	$378,655

	2/27/2007	1/22/2007	—	—	—	—	—	—	—	92,500	$61.47	$1,014,725

James J. Fuchs			—	$297,500	$1,398,250	—	—	—	—	—	—	—

	2/27/2007	1/22/2007	—	—	—	—	4,620	9,240	—	—	—	$283,991

	2/27/2007	1/22/2007	—	—	—	—	—	—	—	69,400	$61.47	$761,318

James T. Breedlove			—	$304,500	$1,431,150	—	—	—	—	—	—	—

	2/27/2007	1/22/2007	—	—	—	—	4,500	9,000	—	—	—	$276,615

	2/27/2007	1/22/2007	—	—	—	—	—	—	—	67,400	$61.47	$739,378

(1) On January 22, 2007, the Compensation Committee approved the total number of stock options and target performance shares to be allocated among all eligible employees and specifically approved the stock options and target performance shares to be granted to NEOs and all other executive officers. The Compensation Committee set February 27, 2007 as the actual grant date of these options and target performance shares. The option exercise price was 100% of the closing price of the Company’s common stock on the NYSE on that date. For a more detailed description of the Compensation Committee’s long term incentive grant practices, see the CD&A under the sub caption “Long Term Incentive Awards-Determining the Grant Date.”

(2) The actual amount of performance-based variable compensation paid in February 2008 for 2007 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for 2007. The amounts shown in these columns are the range of potential 2007 payments that could have been made under the Company’s Variable Compensation Plan in accordance with the performance criteria determined by the Compensation Committee. As no minimum amount was payable, no “Threshold” amounts are reported. Target amounts are expressed as a percent of each NEO’s salary, assuming achieving 100% of Company financial goals. The Maximum amounts are the maximum payments that could be made. However, payout at the maximum has never been attained. For more information, see the explanation in the CD&A under the sub-heading “Annual Performance-Based Compensation.”

(3) These are the target and maximum number of shares that may be earned under performance share awards made in February 2007. See the explanation below this table and in the CD&A under the caption “Long Term Incentive Awards” for more information about the performance share awards.

(4) This column shows the number of shares underlying stock option grants made in February 2007 under the 2002 Praxair, Inc. Long Term Incentive Plan. See the explanation below this table and in the CD&A under the caption “Long Term Incentive Awards” for more information about the stock option grants.

(5) The amounts in this column are the full grant date values of the option grants and performance share grants (valued at the target number of shares granted) made in February 2007 calculated in accordance with FAS 123R. They are neither amounts that were paid to any NEO nor what the Company recognized as compensation expense in 2007 under FAS 123R, which amounts are in the “Option Awards” and “Stock Awards” columns in the “Summary Compensation Table”. Those 2007 compensation expense amounts include certain options granted prior to 2007. See footnote (1) to the “Summary Compensation Table”.

Additional Information Regarding Plan-Based Awards

The 2007 option grants and performance share awards reported in the table above were made under the 2002 Praxair, Inc. Long Term Incentive Plan (the “Stock Plan”). Options and performance shares granted to NEOs are made on the same terms as grants to all other eligible employees. The material terms of these grants include:

Option Grant Terms

•	Options vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date. However, vesting may accelerate in certain cases discussed below.

•	Options expire on the tenth anniversary of the grant date. Options will expire before ten years if employment terminates, except for certain termination reasons described below.

•	Options may be exercised only while the NEO is actively employed except:

(a)	If a NEO becomes disabled, or retires after the first anniversary of the option grant, the option continues to become exercisable at the times set forth in the grant agreement and, after becoming exercisable, may be exercised at any time up to its termination date (the option is forfeited if the NEO retires before the first anniversary of the grant date). “Retirement” generally means reaching age 65, or reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service).

(b)	If the Company terminates the NEO’s employment other than for cause after the first anniversary of the option grant, the option continues to become exercisable at the times set forth in the grant agreement and, after becoming exercisable, may be exercised for the lesser of the term remaining or three years after such termination of employment (generally the option is forfeited if employment is terminated other than for cause before the first anniversary of the grant date).

(c)	Upon the NEO’s death, the option becomes fully vested and may be exercised by a beneficiary or an estate for the lesser of the term remaining or three years after a NEO’s death.

(d)	If the Company terminates the NEO’s employment other than for cause, or the NEO terminates his employment, in either case within two years after a “change-in control” of the Company, the option may be exercised for the lesser of the term remaining or three years after such termination (the option becomes fully vested upon a change-in-control whether or not employment is terminated).

Performance Share Grant Terms

•	Each performance share award includes a target number of shares of the Company’s common stock that may be paid out to NEOs. The payout will be dependent on the Company’s financial performance in 2007 and 2008 and will equal the target number of shares multiplied by the two-year average of the corporate consolidated business financial performance factors that the Compensation Committee determines for performance-based variable cash compensation for those years ranging from zero to 200% (see the description of these performance factors in the CD&A under the caption “Annual Performance-Based Variable Compensation-Establishment of Financial Goals”). For example, if the Compensation Committee determined that the annual corporate consolidated financial performance factor for 2007 was 100% and for 2008 was 150%, the NEOs’ target number of shares would be multiplied by 125% (the average for the two years) and the resulting number would be the number of shares of common stock paid.

•	Performance shares, if earned, vest two years after their grant date if the NEO has remained continuously employed by the Company, but vesting may accelerate in certain cases discussed below. Except as described below, if a NEO’s employment with the Company terminates, the performance share award is immediately forfeited.

•	Performance shares become immediately vested in full and payable upon the earlier of (i) the NEO’s death or disability, or (ii) a change-in-control of the Company, each occurring prior to the second anniversary of the grant date and while the NEO is employed by the Company. In such case, the number of shares of common stock payable to settle the award is the target number of shares granted under the award.

•	If a NEO retires after the first anniversary of the grant date, or the Company terminates the NEO’s employment other than for cause after the first anniversary of the grant date, the award will vest on the second anniversary of the grant date and payment will be made thereafter with the number of shares paid in settlement of the award determined based upon the Company’s actual performance. The performance share grant will be forfeited if a NEO retires or his employment is terminated other than for cause on or before the first anniversary of the grant date.

The Stock Plan defines “change-in-control” to mean, generally, (1) any consolidation or merger in which the Company is not the continuing or surviving corporation; (2) the liquidation of the Company or the sale of all or substantially all of the assets of the Company; (3) an acquisition by a person or group of more than 20% of the Company’s outstanding shares; or (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows each NEO’s outstanding option grants and unvested performance shares and restricted stock, if any, at the end of 2007. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”).

			Option Awards					Stock Awards
			Equity						Equity	Equity Incentive
		Number of	Incentive Plan						Incentive Plan	Plan Awards:
		Securities	Awards:				Number of		Awards:	Market or
	Number of	Underlying	Number of				Shares or		Number of	Payout Value of
	Securities	Unexercised	Securities				Units of	Market Value	Unearned	Unearned
	Underlying	Options(#)	Underlying				Stock That	of Shares or	Shares, Units	Shares, Units or
	Unexercised	Un-	Unexercised	Option		Option	Have Not	Units of Stock	or Other Rights	Other Rights
	Options(#)	exercisable	Unearned	Exercise	Option Grant	Expiration	Vested	That Have Not	That Have Not	That Have Not
Name	Exercisable(1)	(1)	Options(#)	Price($)	Date	Date	(#)(2)	Vested($)(3)	Vested(#)(4)	Vested($)(4)
Stephen F. Angel	350,000	0	0	$23.105	4/23/2001	4/23/2011	22,952	$2,036,072	20,560	$1,823,878

	110,000	0	0	$27.430	1/2/2002	1/2/2012

	100,000	0	0	$26.425	2/28/2003	2/28/2013

	120,000	0	0	$36.580	2/24/2004	2/24/2014

	95,400	47,700	0	$44.250	2/22/2005	2/22/2015

	43,533	87,067	0	$53.980	2/28/2006	2/29/2016

	0	308,300	0	$61.470	2/27/2007	2/27/2017

Ricardo S. Malfitano	70,000	0	0	$22.010	2/21/2001	2/21/2011	0	$0	6,160	$546,454

	70,000	0	0	$27.625	12/31/2001	12/31/2011

	68,000	0	0	$26.425	2/28/2003	2/28/2013

	80,000	0	0	$36.580	2/24/2004	2/24/2014

	66,666	33,334	0	$44.250	2/22/2005	2/22/2015

	30,833	61,667	0	$53.980	2/28/2006	2/29/2016

	0	92,500	0	$61.470	2/27/2007	2/27/2017

James S. Sawyer	50,000	0	0	$36.580	2/24/2004	2/24/2014	0	$0	6,160	$546,454

	75,600	37,800	0	$44.250	2/22/2005	2/22/2015

	35,833	71,667	0	$53.980	2/28/2006	2/29/2016

	0	92,500	0	$61.470	2/27/2007	2/27/2017

James J. Fuchs	46,933	23,467	0	$44.250	2/22/2005	2/22/2015	0	$0	4,620	$409,840

	20,866	41,734	0	$53.980	2/28/2006	2/29/2016

	0	69,400	0	$61.470	2/27/2007	2/27/2017

James T. Breedlove	20,000	20,000	0	$44.270	11/15/2004	11/15/2014	0	$0	4,500	$399,195

	33,466	16,734	0	$44.250	2/22/2005	2/22/2015

	18,133	36,267	0	$53.980	2/28/2006	2/29/2016

	0	67,400	0	$61.470	2/27/2007	2/27/2017

(1) Each option vests, or became fully vested, in three consecutive equal annual installments beginning on the first anniversary of the grant date, except for the option granted to Mr. Breedlove on November 15, 2004, 50% of which vested on November 15, 2006, and the other 50% of which will vest on November 15, 2009.

(2) The shares shown in this column are shares of restricted stock granted to Mr. Angel. See the description below this table for more information about the terms of this grant. Mr. Angel’s grant of 20,000 shares (adjusted to 40,000 shares to reflect a later 2-for-1 stock split) was made on April 23, 2001, in connection with his joining the Company. Dividends paid on the unvested shares are reinvested into additional shares of restricted common stock. The first 25% of the total grant vested on April 23, 2003, another 25% vested on April 23, 2007, and the final 50% will vest on April 23, 2011, assuming continued employment on those dates.

(3) The market value reported in this column is the number of shares of Mr. Angel’s unvested restricted stock times the closing price of the Company’s common stock on the NYSE of $88.71 per share on December 31, 2007.

(4) The number of shares reported is the target number of performance shares granted in February 2007. The market value of these shares reflects the Company’s common stock price per share on the NYSE of $88.71 on December 31, 2007.

Additional Information Regarding Outstanding Equity Awards

Restricted Stock Grant

Footnote (2) to the above table describes the general vesting schedule of Mr. Angel’s restricted stock grant. The other material terms of this grant are:

•	Any shares that have not vested will be forfeited if (i) Mr. Angel terminates his employment (other than upon death or disability), or (ii) the Company terminates his employment for cause.

Regardless of the vesting schedule described above, all shares will vest immediately if: (i) the Company terminates Mr. Angel’s employment other than for cause; (ii) he becomes disabled; (iii) he dies; or (iv) if a “change-in-control” of the Company occurs. Under the restricted stock grant, a “change-in-control” is generally as defined in the Stock Plan (see “Additional Information Regarding Plan-Based Awards”) but also includes: (1) a transaction in which the Company’s common stock is converted into cash or some other security, except for a merger in which the Company’s stockholders own the same proportion of stock in the surviving corporation, (2) the Company is required to make a Form 8-K filing with the SEC to report a change-in-control, and (3) a person or group owning 20% or more of the Company’s outstanding shares begins to solicit proxies.

•	The unvested shares earn dividends at the same rate and at the same time as dividends are paid to all Company shareholders. The dividends are not paid in cash, but are reinvested to purchase additional shares of restricted stock at the NYSE closing price of the Company’s common stock on the dividend payment dates. All reinvested shares will vest on the last vesting date of the entire grant.

2007 OPTION EXERCISES AND STOCK VESTED

This table provides information about any options that were exercised, or any restricted stock that vested, during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	on Vesting (#)(2)	on Vesting ($)(2)
Stephen F. Angel	0	0	10,000	$642,250

Ricardo S. Malfitano	0	0	0	0

James S. Sawyer	83,600	$3,960,961	0	0

James J. Fuchs	58,000	$1,851,360	0	0

James T. Breedlove	0	0	0	0

(1) The option exercise value realized equals the (i) NYSE market price of the Company’s common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. These amounts are before taxes.

(2) During 2007, a portion of Mr. Angel’s restricted stock grant vested (see the discussion of this grant under the “Outstanding Equity Awards At Fiscal Year-End” table above). The restricted stock value realized reported above equals the (i) NYSE closing price of the Company’s common stock on the vesting date, multiplied by (ii) the number of restricted shares that vested.

2007 PENSION BENEFITS

The table below shows certain retirement benefit information under the Company’s Pension Program described after the table.

			Present Value of
		Number of Years of	Accumulated	Payments During Last
Name	Plan Name	Credited Service (#)	Benefit ($)(1)	Fiscal Year
Stephen F. Angel(2)	Praxair Pension Plan	7	$123,000	$0

	Supplemental Retirement Income Plan	15	$4,278,000	$0

Ricardo S. Malfitano(3)	Praxair Pension Plan	27	$310,000	$0

	Supplemental Retirement Income Plan	27	$4,474,000	$0

James S. Sawyer	Praxair Pension Plan	22	$588,000	$0

	Supplemental Retirement Income Plan	22	$3,510,000	$0

James J. Fuchs(4)	Praxair Pension Plan	34	$245,000	$0

	Supplemental Retirement Income Plan	34	$4,272,000	$0

	Praxair Canada Pension Plan	27	$573,000	$0

	Praxair Canada Supplemental	27	$1,799,000	$0
	Employee Retirement Plan

James T. Breedlove(5)	Praxair Pension Plan	3	$28,000	$0

	Supplemental Retirement Income Plan	3	$322,000	$0

(1) See the narrative below for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.

(2) The Praxair Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company. Effective January 1, 2011, assuming continuous employment, Mr. Angel will receive an additional credit under the Supplemental Retirement Income Plan (“SRIP”) for 10 years of service that he had with his prior employer, General Electric Company. He also will receive credit under the SRIP for an additional 11.64 years of General Electric service on January 1, 2016 if he remains continuously employed with the Company until that date. If Mr. Angel is terminated for cause, he will not be granted any additional service credits for any purpose and will forfeit any additional service previously credited. If he is involuntarily terminated other than for cause (a) on or before December 31, 2010, the full additional 10 years’ service credit would be accelerated to the effective date of termination, or (b) during the period from January 1, 2011 through December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the effective date of termination. If Mr. Angel dies or there is a change-in-control of the Company (as defined in the Executive Severance Agreements described below), (a) on or before December 31, 2010, the full additional 10 years’ service credit would be accelerated to the date of the event, or (b) during the period from January 1, 2011 though December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the date of the event. If he becomes disabled, service credit will continue to accrue according to the terms of the SRIP, plus the additional years of service credit on the dates specified above. Under financial accounting rules (SFAS 87, as amended by SFAS 158), the Company is recognizing as an accrued pension liability the additional years of service credit that Mr. Angel may receive under the SRIP over the course of his anticipated years of service. Therefore, the service and value amounts shown in the table reflect this ratable accrual. When he retires from the Company, he will receive retirement benefits under the Company’s Pension Program based on his service with the Company and any additional General Electric service that the Company recognizes at his retirement date (as described in the preceding sentences), less an offset for benefits he receives under the General Electric retirement plans. The values shown above include the effect of this offset. At the end of 2007, the present value of the accumulated benefit for Mr. Angel’s 7 years of actual years of service with the Company under the SRIP was $1,300,000.

(3) Credited years of service reported for Mr. Malfitano combine his service with Praxair and White Martins, the Company’s Brazilian subsidiary. Years of service reflect certain equitable adjustments for Mr. Malfitano related to his service for White Martins, which adjustments were generally available to all similarly situated employees. When he retires from the Company, he will receive Pension Program retirement benefits based on his combined Praxair and White Martins service, less an offset for the benefits he receives under the White Martins retirement plan. The values shown above include the effect of this offset. The White Martins retirement plan in which Mr. Malfitano participates is not a defined benefit plan and, therefore, is not separately included in the table above.

(4) Credited years of service reported for Mr. Fuchs combine his service with Praxair and Praxair Canada, Inc. Years of service reflect certain equitable adjustments for Mr. Fuchs related to his service in Canada, which adjustments were generally available to all similarly situated employees. When he retires from the Company, he will receive Pension Program retirement benefits based on his combined U.S. and Canadian service, less an offset for the benefits he receives under the Canadian retirement plans. The values shown above include the effect of this offset.

(5) Credited years of service reported for Mr. Breedlove are actual years of service with the Company. However, if he retires after at least five years of service with the Company, or upon or after age 62, assuming continuous employment, Mr. Breedlove will be entitled to a minimum retirement benefit. He will also be entitled to such minimum retirement benefit if he is involuntarily terminated without cause prior to his completion of five years of service or attainment of age 62. This benefit will take into account his service with his prior employer, General Electric Company, less an offset for benefits he receives under General Electric’s retirement plans. The values in the table include the effect of this offset. If Mr. Breedlove retires, resigns or is terminated for cause before completing 5 years of Company service or attaining age 62, he will receive retirement benefits under the Pension Program Account-Based Design based on his actual service years with the Company to that date. The service and benefit amounts shown in the table assume that he is accruing these additional benefits ratably over his career with the Company. The present value of the accumulated benefit for Mr. Breedlove’s 3 years of actual service with the Company under the SRIP was $70,000 at the end of 2007.

Additional Information Regarding Pension Benefits

Present Value of Accumulated Benefit

The table above includes a “Present Value of Accumulated Benefit.” This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program (described below). These are accrued amounts as of the end of 2007; none of these amounts have been paid. For any given year, there will be a change in the accumulated benefit. For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his Pension Program compensation has increased. The annual change in accumulated benefit is disclosed in the “Summary Compensation Table” above in the “Change in Pension Value” column.

The Company recognizes these amounts as a future pension liability on its financial statements. The Company calculates these amounts using complex actuarial valuations and assumptions. These assumptions are described in Footnote 16 to the Company’s 2007 financial statements and in Management’s Discussion and Analysis under the caption “Critical Accounting Policies-Pension Benefits” in the 2007 Annual Report to Shareholders and Form 10-K. However, as required by SEC rules, the table above assumes that each NEO will retire at the earliest retirement age that would provide full benefits. Generally, this is the earliest of reaching age 65, or reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service). The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the above table.

General Terms of the Praxair Pension Program.

The Company has a retirement pension program for all of its eligible U.S. employees (the “Pension Program”). The Company has an obligation to pay pension benefits according to formulas described below under “Benefits Calculations.” The Pension Program does not include the Company’s 401(k) Savings Plan, which is a “defined contribution plan.” The 401(k) Savings Plan is funded by employee and Company contributions but the Company does not promise any given retirement benefit. Instead, any retirement payments will depend on employee and Company contributions and investment earnings on those contributions. As it applies to NEOs and certain other employees, the Pension Program has the following two parts:

1.	The Praxair Pension Plan is intended to meet Federal tax law rules so that it will be considered a “tax-qualified defined benefit retirement plan” (the “Pension Plan”). Applicable laws require the Company to periodically set aside funds to meet its obligations under this plan. The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to NEOs and to certain other employees. Therefore, the Company maintains a so-called “non-qualified” supplemental plan described in paragraph (2) below. This supplemental plan allows pension benefits to be paid beyond those otherwise allowed under the Pension Plan.

2.	The Praxair Supplemental Retirement Income Plan (the “SRIP”) is a non-qualified deferred compensation plan under the Federal tax rules. Therefore, the Company does not set aside funds to meet these plan obligations. Instead, SRIP participants have only the Company’s promise to pay the amounts due upon their retirement. The terms of the SRIP are largely identical to those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the

Federal tax law limits described above, and (ii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see the footnotes to the above table regarding the crediting of extra years of service for Mr. Angel and the minimum retirement benefit for Mr. Breedlove).

Except for Mr. Breedlove, each NEO participates in the Pension Program Traditional Design (a defined benefit design providing benefits based on final average pay and years of service), which was available to eligible employees hired on or before April 30, 2002. Employees hired on or after May 1, 2002 participate in the Account-Based Design (a “cash balance” pension design). Mr. Breedlove participates in the Account-Based Design.

Benefits Calculations

The Company calculates Pension Program benefits using one of the following two basic designs:

Traditional Design

•	The benefit formula considers an employee’s final average pay and years of service with the Company.

•	Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with the Company times the employee’s final average pay. This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by the Company’s subsidiaries or affiliates. For this purpose, the employee’s “final average pay” is equal to his or her highest three years of salary and annual performance-based variable compensation (separately chosen) out of the last ten years of service.

•	The payment of benefits may not begin while the employee is still employed by the Company and its subsidiaries.

•	Unreduced pension benefits are generally payable from the Pension Program in an annuity form beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with the Company, or (iii) when the sum of the employee’s age plus years of service with the Company equals at least 85. Mr. Fuchs is currently eligible for this unreduced retirement benefit.

•	Employees may elect to retire and receive reduced early retirement benefits as early as age 50 with the completion of at least 10 years of service with the Company. In this case, the employee’s Pension Program benefits are reduced by 5% for each year by which his or her early retirement date precedes the earliest date on which he would have been eligible to commence an unreduced benefit. Mr. Sawyer is currently eligible for this reduced early retirement benefit.

•	Employees completing at least three years of service earn a vested right to a pension benefit and can elect to receive a significantly reduced pension benefit upon attaining age 50.

•	In some cases, and only to the extent permissible by applicable law, the SRIP allows an employee to elect to receive payment of his or her SRIP benefit in the form of a single lump sum payment in lieu of monthly annuity payments. In this case, the lump sum amount payable to an electing employee is actuarially equivalent to the employee’s accrued benefit under the SRIP and is determined using actuarial factors set forth in the Pension Program.

Account-Based Design

•	Available to eligible employees who voluntarily elected to move from the Traditional Design to this Account-Based Design effective January 1, 2002. Otherwise, this design applies to all eligible employees hired on or after May 1, 2002.

•	This is a “cash balance” pension design. The Company makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual incentive).

•	The Company credits each participant’s notional account balance with interest each year based on the 30-year Treasury Bond rate in effect during the preceding October.

•	Employees completing at least three years of service earn a vested right to a pension benefit.

•	Benefits equal the notional account balance and are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment (assuming he or she completed at least three years of service).

•	Please see the footnotes following the table above for special provisions applicable to Mr. Breedlove, the only NEO who may receive benefits under this design.

Providing Extra Pension Benefits

The Company may credit to an employee more years of service under the Pension Program than the employee may actually work for the Company. The Company will consider this as part of negotiations to hire or to retain a highly valued executive or certain other employees. In 2001, the Company agreed to provide Mr. Angel with additional service years under the Pension Program Traditional Design in order to provide Mr. Angel with a long-term incentive for staying with the Company. In connection with hiring Mr. Breedlove, the Company agreed to provide him with a minimum retirement benefit. Please see the notes to the table above for additional information.

2007 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under the Company’s Compensation Deferral Program, and (ii) Company contributions related to the Compensation Deferral Program.

	Executive	Company	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Aggregate Balance
Name	Year ($)(1)	Year ($)(2)	Year ($)(3)	($)(4)	at Last FYE ($)(5)
Stephen F. Angel	$0	$29,063	$1,794,107	$0	$5,245,648
Ricardo S. Malfitano	$795,000	$0	$406,062	$0	$2,892,808
James S. Sawyer	$0	$11,250	$320,811	$124,972	$940,989
James J. Fuchs	$0	$7,500	$24,819	$0	$73,440
James T. Breedlove	$0	$10,500	$10,067	$0	$30,618

(1) These amounts are deferrals made during 2007 of some or all of the performance-based variable compensation for the 2006 plan year paid in February 2007 under the Variable Compensation Plan. This 2006 performance-based variable compensation is reported in the “Summary Compensation Table” above as “Non-equity Incentive Plan Compensation” for 2006.

(2) These amounts are Company contributions made under the Compensation Deferral Program. These represent matching contributions that would have been made to the 401(k) Savings Plan on behalf of each NEO but for certain Federal tax laws limits under that plan. These amounts are included in “All Other Compensation” in the “Summary Compensation Table” above.

(3) All Company contributions to the Compensation Deferral Program are invested in a stock-unit equivalent account that tracks the value of the Company’s common stock. Amounts that each NEO chose to defer of some or all of his eligible compensation (performance-based variable compensation, and/or salary, for years prior to 2006), are invested in (i) the Company common stock-unit account and/or (ii) a fixed income account. The earnings in this column are notional earnings based on the price of the Company’s common stock as of December 31, 2007 and/or the return on the fixed income fund. See the further explanation below this table.

(4) Mr. Sawyer received a distribution in 2007 based on his prior payout election.

(5) Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs earned in past years (not just in 2007) but chose to defer, (ii) Company contributions made to the Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2007.

Additional Information Regarding Nonqualified Deferred Compensation

The following summarizes the material terms of the Praxair, Inc. Compensation Deferral Program (“Compensation Deferral Program”):

Deferral Elections; Company Matches

Eligible employees, including NEOs, may elect to defer receipt of all or some portion of their annual performance-based variable compensation payments. In exchange for this deferral, the Company promises to pay that amount, plus amounts earned on deferral investments, upon the employee’s termination from the Company, or at some other future date specified by the employee. Income that is deferred, and any earnings, are not taxed as income until paid out at the end of the deferral period. The Company does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program. All plan balances are notional and are kept as book entries only. A participant’s or beneficiary’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of the Company.

In the last quarter of each calendar year, eligible employees may elect to defer some or all of their performance-based variable compensation payments that may be earned in the following year under the Variable Compensation Plan. Prior to 2006, employees could also defer base salary. In addition, the Company may make contributions, as discussed in footnote (2) to the table above.

Deferral Investments

Participants may invest their performance-based variable compensation deferrals into either (1) the Praxair stock-unit equivalent account whose value tracks the market value of Praxair common stock, including reinvestment of dividends into additional Praxair stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points. For 2007, this fixed rate was 5.502%. All Company contributions are made into the Praxair stock-unit account. No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

At the time he or she elects to defer the amounts, a participant has the two choices described below for receiving a future payment of his or her deferred amounts and their earnings. Company contributions are paid out only upon retirement or termination of employment.

1.	Upon Retirement or Termination. If a participant retires, (defined as the participant’s termination of employment with the Company after reaching age 50 and completing at least five (5) years of service), payment would normally be made in January of the year following the last day worked. If a participant dies or his or her employment with the Company terminates for any reason other than retirement, payment would normally be made as soon as practicable following the participant’s death or termination.

2.	January of a Specified Year. Payment is normally made during the January of the year that a participant specifies for payment of the amount. Once a participant specifies a year of payment, the amount will not normally be paid until January of that year, even if the participant earlier retires or otherwise terminates employment. The only exception is if the participant dies, in which case the deferred amounts are paid immediately to the participant’s beneficiary.

If the Company’s Board of Directors determines that a change-in-control of the Company (as defined in the Compensation Deferral Program) has occurred, the Chief Executive Officer may authorize accelerated payments of deferred balances for all participants. If so, payments will be made within 45 days after a change-in-control, regardless of any payout election that a participant previously made.

Generally, all distributions from the Compensation Deferral Program are made in a single lump sum. Effective as of January 1, 2005, installment elections were no longer permitted for new elections. Any portion of a participant’s account that is invested in the Praxair stock-unit equivalent account will be distributed in shares of Praxair common stock. Deferred income invested in the fixed income account will be distributed in cash.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

If a NEO’s employment with the Company terminates, or a change-in-control of the Company occurs, he may be entitled to receive certain payments and/or benefits from the Company. The table below shows the estimated payments and/or benefits under the following events:

1.	Voluntary Termination, which includes a NEO’s resignation or retirement, and Involuntary-for-Cause Termination, which includes the Company’s termination of the NEO’s employment for reasons such as violation of certain Company policies or for certain performance-related issues.

2.	Involuntary Termination, which includes a termination other than for cause, but not including a termination related to a change-in-control of the Company. Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as described below.

3.	A Change-in-Control of the Company, as defined under the Severance Agreements and under the terms of various plans and agreements described below.

The Company has entered into identical Executive Severance Compensation Agreements related to a change-in-control of the Company (the “Severance Agreements”) with certain officers, including NEOs. The Severance Agreements are designed to retain the executives and provide continuity of management in the event of any actual or threatened change-in-control. Under the Severance Agreements, a “change-in-control” is defined substantially the same as it is defined in the Stock Plan (see “Additional Information Regarding Plan-Based Awards”).

The Severance Agreements provide generally that if a NEO’s employment is terminated within two years after a change-in-control either by the Company without cause, or by the NEO for good reason, then he will be entitled to receive: (a) accrued salary, performance-based variable compensation and benefits; (b) enhanced life, accident, health insurance and pension benefits; (c) a lump sum payment equal to three times the sum of his annual salary and performance-based variable compensation last paid; (d) reimbursement for his excise tax and corresponding income tax liabilities; and (e) outplacement and financial counseling benefits. The Company will make these payments or they will be made through a grantor trust that the Company may adopt.

The Severance Agreements renew automatically for one-year terms, unless the Company or the executive gives notice of termination of the Severance Agreement. Notwithstanding any such notice of termination, if a change-in-control occurs during the original or extended term of a Severance Agreement, then it automatically renews for a period of 24 months beyond the term then in effect. A Severance Agreement terminates if the executive’s employment with the Company is terminated by the executive or by the Company prior to a change-in-control.

General Assumptions

Set forth below after the table are narrative descriptions of payments and/or benefits that may be provided, if any, related to each termination event or a change-in-control. Also discussed is the basis upon which the payments and/or benefits were calculated. Except as noted below, these amounts are the incremental or enhanced amounts that a NEO may receive that are greater than those that the Company would provide to employees generally under the same circumstances. They are estimates only and are based on various assumptions discussed below. The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion below assume that (i) each NEO’s employment terminated on December 31, 2007 due in turn to each termination event, including termination within two years after a change-in-control, as contemplated by the Severance Agreements; (ii) a change-in-control occurred on December 31, 2007 under the terms of various plans and agreements unrelated to the Severance Agreements, regardless of a termination of employment; and (iii) values related to outstanding Long-Term Incentive stock awards reflect the market value of the Company’s common stock of $88.71 per share, which was the closing price on the NYSE as of December 31, 2007, the last trading day of 2007.

2007 Amounts Payable Upon Termination

					Performance-			Excise Tax
			Other Post-	Deferred	Based Variable	Long-Term		Plus Gross-up	Total for each
		Severance	Termination	Compensation	Compensation	Incentive	Retirement	for Income	Termination
Name	Termination Event	Benefits	Benefits	Payout	Payments	Awards	Benefits	Taxes	Event
Stephen F. Angel	Voluntary or Involuntary for Cause	$—	$—	$69,578	$—	$—	$—	$—	$69,578
	Involuntary	$461,538	$249,066	$69,578	$—	$17,402,620	$389,000	$—	$18,571,802
	Change-in-Control	$8,493,000	$271,605	$69,578	$2,246,337	$17,402,620	$3,152,000	$7,637,310	$39,272,450

Ricardo S. Malfitano	Voluntary or Involuntary for Cause	$—	$—	$—	$—	$—	$—	$—	$—
	Involuntary	$428,365	$—	$—	$—	$6,689,878	$—	$—	$7,118,243
	Change-in-Control	$3,793,350	$75,485	$—	$877,425	$6,689,878	$2,513,500	$3,620,993	$17,570,631

James S. Sawyer	Voluntary or Involuntary for Cause	$—	$—	$10,987	$—	$—	$—	$—	$10,987
	Involuntary	$333,173	$—	$10,987	$—	$7,235,737	$—	$—	$7,579,897
	Change-in-Control	$3,641,400	$75,485	$10,987	$525,002	$7,235,737	$1,253,750	$—	$12,742,360

James J. Fuchs	Voluntary or Involuntary for Cause	$—	$—	$—	$—	$—	$—	$—	$—
	Involuntary	$416,827	$—	$—	$—	$4,793,061	$—	$—	$5,209,888
	Change-in-Control	$2,964,375	$75,485	$—	$580,891	$4,793,061	$712,750	$—	$9,126,562

James T. Breedlove	Voluntary or Involuntary for Cause	$—	$—	$—	$—	$—	$—	$—	$—
	Involuntary	$203,077	$41,144	$—	$—	$5,127,518	$263,000	$—	$5,634,739
	Change-in-Control	$2,596,440	$79,550	$—	$537,885	$5,127,518	$449,450	$1,601,983	$10,392,826

Severance Benefits

Under the Company’s Severance Plan, if employment terminates for certain reasons, employees are generally entitled to payments equal to 7.5 working days’ pay times completed years of service with the Company, subject to a maximum of 260 working days’ pay. For NEOs, the same formula applies except that NEOs receive a minimum of 120 working days’ pay, if a NEO’s years of service would not otherwise entitle him to at least 120 working days’ pay.

Voluntary Termination, or Involuntary-for-Cause Termination.  No severance would be payable in cases of a Voluntary Termination, or an Involuntary-for-Cause Termination.

Involuntary Termination.  The table shows the value of the maximum benefit to each NEO.

Change-in-Control.  Each NEO has a Severance Agreement with the Company described above. These agreements provide a formula for determining the severance benefit due to NEOs for a termination of employment in connection with a change-in-control in lieu of benefits payable under the Company’s Severance Plan. Under the Severance Agreements, NEOs would receive the amounts shown in the table.

Other Post-Termination Benefits

The Company provides standard benefits that are generally available to all employees, including group health and dental insurance, group life and short-term and long-term disability coverage. Any post-termination benefits for NEOs that are greater than those generally available to all employees are described below.

Voluntary Termination, or Involuntary-for-Cause Termination.  No benefits would be provided to the NEOs in connection with these termination events.

Involuntary Termination.  Under the Company’s Severance Plan, employees are generally entitled to continue to receive medical insurance coverage for a period of time after termination of employment determined based upon their completed years of service with the Company. The Severance Plan provides a minimum six month period of continued medical insurance coverage for NEOs, regardless of the NEO’s completed years of service. Messrs. Angel and Breedlove would receive continued medical insurance coverage for the minimum six month period available to NEOs, which is longer than is generally available to employees with Messrs. Angel’s and Breedlove’s same actual years of service. The other NEOs have completed enough years of service to entitle them to continued medical benefits for a period equal to, or longer than, the minimum period. In addition to the continued medical insurance provided pursuant to the Severance Plan, the Company currently provides retiree medical benefits to employees who meet certain age and service requirements at the time of their termination. Mr. Angel would be eligible to receive retiree medical benefits only because of the extra years of credited service he would receive in connection with the involuntary termination of his employment (see footnote (2) to the “Pension Benefits” table above) and Mr. Breedlove is eligible to receive retiree medical benefits pursuant to a contractual agreement between him and the Company. The table shows the value of these additional medical benefits for Messrs. Angel and Breedlove.

Change-in-Control.  Under the Severance Agreements, NEOs are entitled to continued life, accident and health insurance for at least three years and outplacement and financial counseling services. If a NEO is re-employed and his new employer provides comparable or better medical coverage at no cost to the NEO, then the Company would not provide the continued coverage. Mr. Angel also would be entitled to receive the retiree medical benefits discussed in “Involuntary Termination” above. If Mr. Breedlove’s employment is involuntarily terminated other than for cause in connection with a change-in-control, he would also be entitled to the retiree medical benefits described in “Involuntary Termination” above. The table shows the estimated value of all of these benefits.

Deferred Compensation Payout

Each NEO’s accrued balance in his Compensation Deferral Program account would be payable in accordance with his payout election, as described under the “Nonqualified Deferred Compensation” table above. Certain NEOs have balances accrued in the Praxair discounted stock fund. This fund, which has not been available for new deferrals since 2003, provided a 10% discount to the price of the Company’s common stock upon deferral. It also required that the discount balances be held for at least five full years from the deferral date or the discount would be forfeited.

This five-year holding period requirement would be waived in connection with certain termination events, and the value of the amounts in the Praxair discounted stock fund for which forfeiture would thus be waived as of December 31, 2007 for NEOs is described below.

Voluntary Termination, or Involuntary-for-Cause Termination.  The waiver would apply in this termination event only if a NEO retires (attains age 50 with at least 5 years of service). The table shows the amount not forfeited resulting from the waiver for Messrs. Angel and Sawyer. The waiver would not apply to the other NEOs (Messrs. Malfitano, Fuchs and Breedlove) because they did not have a balance in the Praxair discounted stock fund as of December 31, 2007.

Involuntary Termination or Change-in-Control.  The waiver would apply in the Involuntary Termination event, and upon death, but would not apply to disability. It would also apply to a change-in-control (as defined in the Compensation Deferral Program described under the “Nonqualified Deferred Compensation” table above). The table shows the value not forfeited resulting from the waiver in any of these events for Messrs. Angel and Sawyer. Messrs. Malfitano, Fuchs and Breedlove did not have a balance in the Praxair discounted stock fund. Under the Compensation Deferral Program, the payout of deferred balances may be accelerated upon a change-in-control. There is no value calculated for this acceleration as a NEO would be simply receiving the amount that he deferred sooner than the time he had originally elected.

Performance-Based Variable Compensation Payments

Performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Board’s Compensation Committee. It is speculative whether the Compensation Committee would have made such awards for 2007 if a NEO’s employment terminated under the Voluntary Termination, Involuntary-for-Cause Termination, or the Involuntary Termination events on or before December 31, 2007. If the Compensation Committee had made such awards for 2007, it is also speculative how the amounts might have related to the amounts set forth in the “Grants of Plan-Based Awards” table in the “Estimated Possible Payouts Under Non-equity Incentive Plan Awards” columns. For a change-in-control, the Severance Agreements provide a formula for determining the accrued performance-based variable compensation payment due to a NEO. For 2007, the amounts shown in the table are based on the performance-based variable compensation paid for the immediately preceding year (expressed as a percent of salary for that year) times current base salary.

Long Term Incentive Awards

Each NEO has outstanding Long Term Incentive Awards granted under the Stock Plan or prior equity plans. See the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables above, and the material terms of stock option, performance share and restricted stock grants described in the narratives to those tables. In certain termination events, or upon a change-in-control, there would be an acceleration of vesting of restricted stock, performance shares and/or stock options. For purposes of this disclosure, values are attributed to this acceleration, as described below.

Voluntary Termination, or Involuntary-for-Cause Termination.  If a NEO voluntarily terminates his employment prior to being retirement eligible, or the Company terminates his employment for cause, his unexercised stock options and unvested performance share awards will be immediately forfeited. No acceleration of the exercisability of any stock option or performance share award occurs upon retirement and, therefore, no value is attributed to stock options or performance share awards under these termination events. In addition, no value is attributed for the unvested restricted stock award held by Mr. Angel, as it would not vest in connection with these termination events.

Involuntary Termination or Change-in-Control.  The table shows the values attributable to acceleration of vesting in these termination events (restricted stock, stock options and performance share awards). As of December 31, 2007, Mr. Angel had 22,952 unvested shares of restricted stock that would vest immediately. The value of these shares is the number of shares that would vest times the per share price of Praxair’s common stock. Other than upon death, or upon a change-in-control (as defined in the Stock Plan described under the “Grants of Plan-Based Awards” table above), stock options do not become immediately exercisable, but will continue to become exercisable at the times set forth in the grant agreements, and may be exercised until the lesser of their remaining term or three years.

In the Involuntary Termination event, the only value is with respect to stock options whose vesting accelerates upon death or a change-in-control. This option acceleration value is determined by the difference between the exercise price of the accelerated options and the per share price of the Company’s common stock times the number of the accelerated option shares. There is no value attributable for stock options already vested prior to death or prior to a change-in-control. All performance share awards immediately vest with a target payout upon a NEO’s death or disability or upon a change-in-control (as such terms are defined in the Stock Plan described under the “Grant’s of Plan-Based Awards” table above). This performance share award acceleration value is determined as the per share price of the Company’s common stock times the target number of shares subject to the performance share award.

Retirement Benefits

The Pension Program benefits for each NEO are discussed as part of the “Pension Benefits” table above, and no enhanced benefits would be payable under the Pension Program that are not otherwise included in the Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination. As shown in the table, except for Messrs. Angel and Breedlove, NEOs would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments. If Mr. Angel is terminated involuntarily other than for cause, he will be entitled to the additional years of credit service as described in footnote (2) to the “Pension Benefits” table above. If Mr. Breedlove is terminated involuntarily other than for cause, he will be entitled to the minimum retirement benefit described in footnote (5) to the “Pension Benefits” table above.

Change-in-Control. The Severance Agreements do not provide for the crediting of years of service or similar enhanced benefits that would be payable under the Pension Program itself. Instead, the Severance Agreements provide for lump sum payments equal to the incremental value of 3 additional years of age and service credited under the Pension Program for NEOs participating in the Pension Program Traditional Design. Mr. Angel also would be entitled to the additional years of service credit described in footnote (2) to the “Pension Benefits” table above. For Mr. Breedlove, the only NEO participating in the Pension Program Account-Based Design, the Severance Agreement provides for a lump sum payment equal to 12% of his pension eligible compensation (determined without reference to any applicable Internal Revenue Code limits) equal to 3 years of Company contributions under the Pension Program Account-Based Design. In addition, if Mr. Breedlove’s employment is involuntarily terminated other than for cause in connection with a change-in-control, he would be entitled to the minimum retirement benefit described in footnote (5) to the “Pension Benefits” table above. Also, a lump sum payment would be made to each NEO equal to 15% of compensation and representing 3 years of the Company’s matching contributions under the 401(k) Savings Plan. The table shows the aggregate value of these payments.

Excise Tax plus Gross-up for Income Taxes

The Company will reimburse NEOs for amounts they owe under Federal tax laws due to their receipt of excess “parachute” payments, as well as for all taxes due in connection with such reimbursement payments. The reimbursements shown in the table apply only to the Change-in-Control termination event under the Severance Agreements.

Director Compensation

Director Compensation Program. The Company paid the amounts reported in the table below pursuant to its director compensation program. The Company does not pay any director who is a Company employee (Mr. Angel in 2007) for serving as a member of the Board of Directors or any committee of the Board of Directors. The Governance & Nominating Committee of the Board determines non-management director compensation. For 2007, this compensation consisted of:

Cash Compensation.

•	A $55,000 annual retainer paid quarterly.

•	A $1,500 fee for each Board and each committee meeting attended.

•	An additional $10,000 annual retainer to each chairman of a Board committee ($15,000 for the chairman of the Audit Committee).

•	An additional $10,000 annual retainer to the Executive Session Presiding Director.

Equity Compensation.  Each active non-management director participates in the Praxair, Inc. Non-Employee Directors Equity Compensation Plan which was approved by shareholders at the 2005 Annual Meeting. The plan allows grants of stock options, restricted stock, unrestricted stock, phantom stock (meaning deferred stock units under the Fees Deferral Plan described below), or any combination thereof, as the Governance & Nominating Committee determines. Under that plan, the Committee may make an annual equity grant to each non-management director having a value up to an amount set by the Board. For 2007, the Board set this amount at $85,000.

The Governance & Nominating Committee selected stock options and deferred stock units as the forms of equity for the 2007 grant, with options representing approximately 75% of the value of the equity granted, and deferred stock representing approximately 25%. The exercise price of each option granted was 100% of the NYSE closing price of the Company’s common stock on the date of grant. These 2007 options vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date. All of the 2007 options expire ten years from the date of grant. The plan contains provisions regarding the exercisability and vesting of outstanding options in the event of termination of service, retirement, disability, death and change-in-control of Praxair. The deferred stock units have a minimum deferral period of five years, and may be further deferred as provided in the Directors’ Fees Deferral Plan described below.

The number of option shares that were granted in 2007 in order to deliver this value was determined by using a binomial valuation model as recommended by the Governance & Nominating Committee’s consultant. This value is not the same as either the FAS 123R compensation expense value reported in the “Options Awards” column in the table below, or the FAS 123R full grant date value of $71,854 reported in footnote (2) to that table. The deferred stock unit grant was based upon the closing price of the Company’s stock on the date of grant.

Fees Deferral Plan.  Under the Directors’ Fees Deferral Plan, non-management directors may, before the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees that may be earned in the upcoming year. A director fixes this deferred payment date when he or she makes his or her deferral election. A director also chooses whether the deferred fees will earn amounts based upon a “Cash Account”, or a “Stock Unit Account.” The Cash Account earns interest at the prime rate, while the value of the Stock Unit Account tracks the market price of the Company’s common stock. Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on the Company’s common stock. Dividends are credited at the same rate as that paid to all shareholders. Stock units provide directors the economic equivalent of owning the Company’s stock, except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The “Cash Account” is paid to the director in cash on the designated payment date. The “Stock Unit Account” is paid in shares of Company common stock.

Expenses.  The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board, committee and shareholder meetings and other Company business-related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. From time to time, the Company may reimburse a director’s expenses for his/her participation in third party-supplied continuing education related to the director’s board or committee service.

This table shows (i) the fees that the Company’s non-management directors earned in 2007, (ii) the FAS 123R accounting value of stock options, and (iii) other amounts disclosed as “All Other Compensation.”

2007 DIRECTOR COMPENSATION TABLE

					Change in Pension
				Non-Equity	Value and
	Fees Earned or	Stock		Incentive Plan	Nonqualified Deferred	All Other
	Paid in Cash	Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)(2)	($)	Earnings (3)	($)(4)	($)
José P. Alves(5)	$76,000	0	$13,767	0	0	0	$89,767
Edward G. Galante(5)	$9,083	0	$609	0	0	0	$9,692
Claire W. Gargalli	$92,000	0	$73,645	0	0	0	$165,645
Ira D. Hall	$83,500	0	$73,645	0	0	0	$157,145
Ronald L. Kuehn, Jr.	$93,500	0	$73,645	0	0	$2,500	$169,645
Raymond W. LeBoeuf	$93,500	0	$73,645	0	0	$2,500	$169,645
Larry D. McVay(5)	0	0	0	0	0	0	0
G. Jackson Ratcliffe, Jr.	$73,000	0	$73,645	0	0	$2,500	$149,145
Wayne T. Smith	$96,500	0	$73,645	0	0	0	$170,145
H. Mitchell Watson, Jr.	$100,000	0	$73,645	0	0	0	$173,645
Robert L. Wood	$88,000	0	$73,645	0	0	0	$161,645

(1) Certain non-management directors elected to defer some or all of their cash retainers and/or meeting fees earned in 2007 pursuant to the Directors’ Fees Deferral Plan described above. Any deferred amounts are included in this column.

(2) The amounts shown in this column were not actually paid to any of the directors in 2007. The actual gain that a non-management director may receive from exercising an option sometime in the future may be higher or lower than these reported amounts, and these options have value only if the price of the Company’s stock increases above the option’s exercise price. The reported amounts represent the compensation expense for options granted in 2007 and in certain prior years, calculated in accordance with FAS 123R. The assumptions used in computing these amounts are included in Note 15 to the Company’s 2007 financial statements in the 2007 Annual Report to Shareholders and Form 10-K.

Each non-management director then serving received a stock option grant on February 27, 2007 of 6,550 shares at an exercise price of $61.47 per share (Mr. Alves forfeited this option grant as he resigned from the board before the one-year anniversary of the grant date). In addition, Mr. Galante received a pro-rata option grant on December 11, 2007 at an exercise price of $85.79 per share reflecting his Board service for 2007. The exercise prices of all option grants were 100% of the NYSE closing price of the Company’s common stock on the dates of grant. Under FAS 123R, the full grant date value of each February 2007 option grant is $71,854, and such value is $7,306 for Mr. Galante’s December 2007 option grant. At December 31, 2007, the non-management directors had the following outstanding stock option awards, some of which were not fully or partially vested: José P. Alves, 6,384 shares; Edward G. Galante, 540 shares; Claire W. Gargalli, 49,445 shares; Ira D. Hall, 19,445 shares; Ronald L. Kuehn, Jr. 54,445 shares; Raymond W. LeBoeuf 49,445 shares; Larry D. McVay, 0 shares; G. Jackson Ratcliffe, Jr., 14,445 shares; Wayne T. Smith, 34,445 shares; H. Mitchell Watson, Jr., 19,445 shares; and Robert L. Wood, 19,445 shares.

(3) Certain non-management directors defer cash fees pursuant to the Directors’ Fees Deferral Plan and/or have balances in that plan from prior years deferrals. As none of the earnings on these deferred amounts is above market or preferential, no amounts are included in this column.

(4) Amounts in this column do not represent compensation paid to the directors. These amounts are Company matching contributions of the non-management director’s charitable donations to educational institutions made in 2007; SEC rules require disclosure of these amounts in this table. The Praxair Foundation matches personal donations to eligible educational institutions, up to a $2,500 maximum per year per donor for 2007. This matching gift program is available to Company employees and non-management directors on the same basis.

(5) Mr. Alves resigned from the Board of Directors effective November 15, 2007. Mr. Galante was elected to the Board effective December 1, 2007. Mr. McVay was elected to the Board effective January 1, 2008 and therefore received no compensation for 2007.

Miscellaneous

Shareholder Proposals for the 2009 Annual Meeting

In order to be included in Praxair’s proxy statement and form of proxy, proposals of shareholders intended to be presented to Praxair’s 2009 annual meeting of shareholders must be received in writing at Praxair’s principal executive offices by November 14, 2008. Otherwise, in order for a shareholder to bring other business before that shareholder meeting, Praxair’s Certificate of Incorporation requires that proper written notice be received by Praxair on or before February 21, 2009. Shareholder proposals should be directed by mail to the Assistant Corporate Secretary, Praxair, Inc., 39 Old Ridgebury Road, M-1, Danbury, CT 06810-5113.

Annual Reports

Shareholders of record on February 28, 2008 should have received a copy of Praxair’s 2007 Annual Report to Shareholders either with this Proxy Statement or prior to its receipt. If, upon receipt of this proxy material, you have not received the Annual Report to Shareholders, please write to Investor Relations at the address below and a copy will be sent to you.

IN ADDITION, A COPY OF PRAXAIR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 IS AVAILABLE TO EACH HOLDER OR BENEFICIAL OWNER OF PRAXAIR’S COMMON STOCK AS OF FEBRUARY 28, 2008. THIS REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, PRAXAIR, INC., 39 OLD RIDGEBURY ROAD, M-2, DANBURY, CT 06810-5113.

Cost of Proxy Solicitation

The entire cost of soliciting proxies will be borne by Praxair including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Praxair’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. Praxair also has engaged Morrow & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of $7,500 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Praxair without additional compensation, as well as by employees of Morrow & Co., Inc.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel and
Secretary

March 5, 2008

YOU ARE URGED TO PROMPTLY COMPLETE AND SUBMIT A PROXY

APPENDIX 1

CORPORATE GOVERNANCE GUIDELINES

The Corporation shall comply with all applicable legal requirements and New York Stock Exchange standards; and the Board shall adopt such additional practices and structures that it believes will improve the Corporation’s governance so as to better serve the interests of the shareholders and the other constituencies of the Corporation.

Business Integrity, Ethics and Compliance with Laws. The Board believes that a strong integrity, ethics, and compliance culture is (1) a social obligation to those impacted by the Corporation, (2) necessary for maintaining investor trust, and (3) a necessary condition for effective corporate governance, the absence of which cannot be overcome by formal practices and structures. The Board believes further that such culture must be driven by example and emphasis at the top of the organization.

•	The Board shall adopt and periodically review a Corporate Policy on Compliance with Laws and Business Integrity and Ethics, and such policy shall be equally applicable to the directors of the Corporation as it is to its officers and employees.

•	The Board, acting through its Audit Committee, shall oversee and monitor management’s development and operation of preventative, reporting, investigation, and resolution programs for implementing that policy.

•	Ethical values and performance shall be significant factors in the selection of directors, the CEO, and senior management.

•	Each elected officer of the Corporation shall be accountable to the Board for policy compliance within his/her areas of responsibility and compliance performance shall be considered in the performance reviews and compensation determinations for such officers.

•	Any “related party transaction” by an officer or director shall be pre-approved by a Committee of independent and disinterested directors. A “related party transaction” shall mean any transaction reportable under the rule SK Item 404 of the Securities and Exchange Commission or that would violate the Board’s Independence Standards.

Role of the Board of Directors. The duties of the Board are largely defined by Delaware law, federal statutes and regulations (notably those of the Securities and Exchange Commission), and New York Stock Exchange Listing Standards. The Board shall focus its priorities on the following core responsibilities:

•	Advice and counsel to management regarding significant issues facing the Corporation.

•	Assessing the performance of the Chief Executive Officer and senior management and setting compensation accordingly.

•	Succession planning and management development.

•	Overseeing the Corporation’s integrity and ethics, compliance with laws, and financial reporting.

•	Evaluating and approving the Corporation’s strategic direction and initiatives and monitoring implementation and results.

•	Monitoring the Corporation’s operating results and financial condition.

•	Understanding and assessing risks to the Corporation and monitoring the management of those risks.

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Board and Committee Effectiveness Assessment. To assure that it is effectively fulfilling its role, the Board must periodically reflect on its own performance.

•	At least annually, the Board shall assess the Corporation’s governance practices and structures; and its effectiveness as a Board in fulfilling its responsibilities and in addressing the issues facing the Corporation.

•	The Governance & Nominating Committee shall be responsible for organizing and initiating this assessment and shall take into account the views and recommendations of recognized governance authorities as well as national and international codes of best governance practices.

•	Each Board Committee, under the leadership of its Chairman, shall conduct a self-assessment of its effectiveness at least annually, including a review of its charter from the Board.

Board Leadership. Combining the positions of Chairman and Chief Executive Officer provides the most effective leadership model for this Corporation but, in order to assure a proper balance between the Chairman/CEO and the independent directors, and to assure effective leadership in the event of a contingency:

•	Regular private meetings of the independent directors shall be scheduled no less than quarterly.

•	The independent directors shall elect an Executive Session Presiding Director (PD) to preside at such meetings and to provide leadership in the event of the incapacitation of the Chairman or of a crisis or other event or circumstance which would make management leadership inappropriate or ineffective.

•	The PD shall be responsible for conducting at least annually a formal performance review of the Chief Executive Officer.

•	The PD may periodically advise the Chief Executive Officer of the views of the independent directors. However, it is vitally important that the Chief Executive Officer have a frank and open relationship with each director and each director must assume the responsibility of communicating frank advice and counsel directly to the Chief Executive Officer.

•	The Chairman shall ensure that the Board’s agendas, schedules, and information flow to the directors provide adequate focus, time, and background for the Board to fulfill its core responsibilities.

•	The Chairman shall ensure that each Committee’s agendas cover every item of the Committee’s responsibility as set forth in the Committee’s charter as adopted by the Board.

•	Each director shall have the right to request that items be added to the Board and Committee agendas, that additional time be allocated to discussion of an issue, and that additional information be provided by management or other sources.

•	The Board shall have access to management other than the Chief Executive Officer for the purposes of information gathering and management assessment and development.

Board Structure. Much of the oversight work of the Board shall be done through specialized Committees in which a focus and expertise can be brought to bear on important issues.

•	As a minimum, the Board shall have standing Committees as follows: an Audit Committee, a Governance & Nominating Committee, a Compensation & Management Development Committee, and a Finance & Pension Committee.

•	Each of the foregoing Committees shall be comprised only of independent directors.

•	The Board shall formally adopt a written charter for each Committee specifying in detail the responsibilities delegated to that Committee.

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•	Each Committee Charter shall provide authority to the Committee to retain and pay such external advisors as it deems necessary to fulfill its obligations.

•	Each Committee shall regularly report to the full Board on its reviews, actions, decisions and recommendations.

•	While director qualifications, anticipated retirement dates, and other considerations may constrain strict adherence to any fixed rotation policy, it shall be the goal of the Board to regularly rotate Committee Chairs and members every 3-5 years while maintaining at all times on each Committee some number of members having reasonable tenure and experience in the Committee.

•	The Governance & Nominating Committee shall review Committee membership at least annually and recommend to the Board any changes that may be appropriate; and the Board shall appoint Committees annually at the meeting immediately following the Annual Shareholders’ Meeting.

Board Independence and Shareowner Representation. The Board recognizes its duties to the shareowners of the Corporation and believes that it can best fulfill those responsibilities by being and acting independent of management.

•	A substantial majority of the Board shall be independent.

•	The Board shall establish and periodically review independence standards for service on the Corporation’s Board.

•	Board members and candidates shall be periodically evaluated for compliance with these independence standards.

•	Director stock ownership guidelines shall be established to ensure that each director has sufficient meaningful long term stake in the performance of the company to be aligned with the interests of long term shareowners; but not so substantial to the individual’s total wealth as to potentially compromise the director’s independence or willingness to raise issues that may adversely affect the short-term market price.

•	Any director appointed by the Board to fill a vacancy shall stand for election at the next meeting of the shareholders for which inclusion of such nomination in the Corporation’s proxy materials is practicable.

Director Qualifications and Performance. The Board acknowledges the importance of ensuring that it has the mix of perspectives, experience and competencies that are appropriate to the Corporation’s strategies, and its business, market, geographic, and regulatory environments. The Board also recognizes that its effectiveness is dependent on having directors who have the time to focus on the Corporation’s issues, and who contribute to an open Board culture that encourages frank discussion and free exchange of information.

•	The Governance & Nominating Committee shall be responsible for evaluating the mix of Board member skills required in connection with filling any vacancy on the Board.

•	The Committee shall take into account the Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

•	It shall be the Board’s policy that any director whose principal employment materially changes from that in effect at the time s/he was first selected for service on the Corporation’s Board shall offer his or her resignation as a director.

•	The Board shall establish, and periodically review, a policy limiting each director’s service on other public company Boards and Audit Committees to assure that the Corporation’s directors are able to provide sufficient focus on their responsibilities to this Board.

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•	The Board shall establish such tenure policies as it deems necessary to maintain an appropriate balance between fresh perspectives and energy and institutional experience and knowledge of the Corporation.

•	The full Board’s self-assessment of its effectiveness shall include questions regarding the preparedness and contributions of directors generally. The Governance & Nominating Committee shall provide feedback to directors and suggest additional training as deemed appropriate based on this self-assessment.

•	The Governance & Nominating Committee shall privately consider measures of director effectiveness when recommending an incumbent director for re-election.

•	Directors shall be periodically offered self-assessments as a way to communicate expectations and the factors by which effective directorship can be measured, to encourage reflection and self-improvement, and to provide another means for directors to identify their requests for additional training or orientation to assist them in discharging their duties as directors.

Director Election and Resignation Policy. Any nominee for election to the Board of Directors who is then serving as a Director and, in an uncontested election, receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The Governance & Nominating Committee of the Board shall then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken; provided that any director whose resignation is under consideration shall not participate in the committee’s recommendation regarding whether to accept the resignation. The Board shall take action on the committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Director Training.

•	Each director is responsible for his or her own continuing education.

•	Management shall periodically identify for the Board third party-provided continuing education programs and the Corporation shall sponsor the attendance of any director who wishes to attend any such program, as well as attendance at other like programs that may be identified by the director.

•	Management shall annually conduct training related to matters within the oversight responsibilities of the Audit Committee, and non-Audit Committee members shall be free to attend as well.

•	The Corporate Secretary will be responsible for designing and organizing an orientation program tailored to the needs of any new director.

Director Compensation. Compensation for the non-management directors’ service to the Corporation shall be based on the following principles:

•	Total compensation shall be competitive with that of comparable U.S. public companies in the S&P 500.

•	Compensation arrangements shall be flexible enough to allow each director to balance a mix of equity and cash according to his/her own needs keeping in mind the Board’s mandatory guidelines for achieving and maintaining stock ownership.

•	Some portion of directors’ compensation will be comprised of long-term incentives which parallel the types of long term incentives granted by the Board to senior management.

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Political Donations.  The Corporation shall comply with all applicable federal and state laws governing contributions of Corporate assets for political purposes.

In accordance with law, the Corporation may administratively support one or more federal or state political action committees (PAC) comprised of the voluntary contributions of employees or retirees but individual donations to such PACs shall not be coerced in any way nor shall an individual’s donation decision affect in any way that person’s employment status or performance evaluation.

Shareholder Rights Plan Policy.  The Board will adopt or materially amend a Stockholder Rights Plan only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. Also, if the Board adopts or materially amends a Stockholder Rights Plan, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Whenever a Rights Agreement is in place, a committee of independent directors shall evaluate the Agreement annually to determine whether it continues to be in the best interests of the Company’s stockholders. Among the subjects of this annual review will be consideration of whether the threshold for calling a special meeting is appropriate in view of the ownership profile of the company.

Independent Auditors.  The Audit Committee’s Charter shall provide that this Committee is responsible for evaluating the independence of the Corporation’s independent auditors, and adopting such policies as it deems necessary to assure that independence.

The independent auditors shall report to the Audit Committee and that Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.

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APPENDIX 2

BOARD POLICY

DIRECTOR INDEPENDENCE STANDARDS

To assist the Board in determining the independence of each director, the Board’s Governance & Nominating Committee has established the following minimum Director Independence Standards.

Independence Standards for Board Service

A director will not be considered “independent” if:

1.  the director is, or has been within the last three years, an employee of the Company;

2.	an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

3.	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than: (a) director’s fees and pension or other forms of deferred compensation for prior service with the Company, provided that such compensation is not contingent on continued service, and (b) compensation received by a director’s immediate family member for service as an employee of the Company (other than as an executive officer);

4.	(A) the director or an immediate family member of the director is a current partner of a firm that is Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

5.	a present executive officer of the Company serves or served on the compensation committee of the board of directors of a company that, at the same time within the last three years, employs or employed either the director or an immediate family member of the director as an executive officer;

6.	a director is a current employee, or an immediate family member of a director is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of the other company’s consolidated gross revenues;

7.	a director serves as an executive officer of a not-for-profit, tax exempt organization, and within the preceding three years, the Company or the Praxair Foundation made discretionary charitable contributions to the organization in any single fiscal year that, in the aggregate, exceeded the greater of (a) $1 million, or (b) two percent (2%) of that organization’s consolidated gross revenues, based on the organization’s latest publicly available financial information.

If any director or a director’s immediate family member has or had any relationship or transaction of a type set forth in any of the above standards, and that relationship or transaction does not fully meet the criteria stated in the applicable standard, then the relationship or transaction shall be considered immaterial and deemed to not impair the director’s independence.

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Independence Standards for Audit Committee Members

In addition to the above standards, a director will not be considered “independent” for purposes of service on the Audit Committee if the director:

•	receives any direct or indirect consulting, advisory or other compensatory fee from the Company, other than compensation for service as a director; or

•	is an “affiliated” person of the Company (generally, an owner of more than 10% of the Company’s voting stock).

(the interpretation and application of these two standards shall be governed by Rule 10A-3 of the Securities and Exchange Commission).

For purposes of these standards:

“immediate family member” includes a person’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or domestic employees) who shares the person’s home.

“executive officer”, when used in the context of a public company, has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

“Company” means Praxair, Inc. and any of its consolidated subsidiaries.

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APPENDIX 3

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The text of the proposed amendment is as follows (the second paragraph of Article VI, Section A of the certificate of incorporation is marked to show proposed changes with a strike through indicating a deletion and an underscore indicating an addition):

ARTICLE VI

STOCKHOLDERS

A. Meetings of Stockholders; Books.  Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by a consent in writing by any such holders. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding-up, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

Except as otherwise required by law, ~~or~~ by this Restated Certificate of Incorporation, or, with respect to the vote required for the election of directors, by the By-Laws of the Corporation, the holders of not less than a majority in voting power of the shares entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum, and the act of the holders of a majority in voting power of the shares present in person or by proxy and entitled to vote on the subject matter shall be deemed the act of the stockholders. If a quorum shall fail to attend any meeting, the presiding officer may adjourn the meeting to another place, date or time. If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with one-third (1/3) in voting power of the shares entitled to vote thereat constituting a quorum, then except as otherwise required by law, one-third (1/3) in voting power of the shares entitled to vote at such adjourned meeting, present in person or by proxy, shall constitute a quorum, and, except as otherwise required by law, ~~or~~
by
 this Restated Certificate of Incorporation,
or, with respect to the vote required for the election of directors, by the By-Laws of the Corporation, all matters shall be determined by the holders of a majority in voting power of the shares present in person or by proxy and entitled to vote on the subject matter.

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APPENDIX 4

ARTICLE I, SECTION 6 OF THE BYLAWS.

The text of Article I, Section 6 of the Bylaws is set forth below for ease of reference.

SECTION 6. Voting; Required Votes.  Except as otherwise provided in the Restated Certificate of Incorporation or by law, each stockholder shall be entitled to one vote for each share of the capital stock of the Corporation registered in the name of such stockholder upon the books of the Corporation. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. When directed by the presiding officer or upon the demand of any stockholder, the vote upon any matter before a meeting of stockholders shall be by ballot. Except as otherwise provided by law or by the Restated Certificate of Incorporation, each Director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of Directors at which a quorum is present, provided that the Directors shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum is present if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement relating to such meeting (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected. Whenever any corporate action other than the election of Directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon. Shares of the capital stock of the Corporation belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.

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PROXY/VOTING INSTRUCTION CARD
This proxy is solicited on behalf of the Board of Directors of Praxair, Inc.
for the Annual Meeting of Shareholders on April 22, 2008
     I (we) hereby authorize James S. Sawyer and James T. Breedlove, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Shareholders of Praxair, Inc. to be held at the Sheraton Danbury, 18 Old Ridgebury Road, Danbury, CT on April 22, 2008 at 9:30 A.M., or any adjournment or postponement thereof, the number of shares of common stock of Praxair, Inc. which I (we) would be entitled to vote if personally present. The proxies shall vote such shares as directed on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. I (we) revoke all proxies heretofore given to vote at the Annual Meeting.
     If I (we) properly sign and return this proxy card, my (our) shares will be voted as I (we) specify on each Proposal. If I (we) do not specify a choice on one or more Proposals, the proxies will vote my (our) shares as the Board of Directors recommends on each such Proposal.
     For Participants in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico, Inc. or Dow Chemical Company Employee Savings Plans: As to those shares of Praxair, Inc. common stock, if any, that are held for me in the aforementioned Savings Plans, I instruct the Trustee of the applicable Savings Plan to vote my shares as I have directed on the reverse side of this proxy card. Where I do not specify a choice, my shares will be voted in the same proportion as the trustee votes the shares for which it receives instructions.
PRAXAIR, INC.
(Continued, and to be marked, dated and signed, on the other side)
ê                 FOLD AND DETACH HERE                 ê

ANNUAL MEETING OF SHAREHOLDERS — April 22, 2008 AT 9:30 A.M.
SHERATON DANBURY – DANBURY, CT

IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE:
*	Only shareholders and their accompanying guests, and the invited guests of Praxair, will be granted admission to the Annual Meeting.

*	To assure admittance:
–
If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the February 28, 2008 record date

–
Please bring a photo ID, if you hold shares of record as of February 28, 2008, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan (“DRISP”)

–	Please bring your Praxair ID if you are an employee shareholder
*	The Annual Meeting will start promptly at 9:30 A.M. on Tuesday, April 22, 2008.
DIRECTIONS
From Points West of Danbury:
Take I-84 East to Exit 2 (Mill Plain Road) in Danbury. Go to the bottom of the ramp and turn left. Go to the second light and turn right (Mill Plain Road). Go to the next light and turn right (Old Ridgebury Road). Go up the hill and the Sheraton Danbury is on your left.
From Points East of Danbury:
Take I-84 West to Exit 2A (Old Ridgebury Road) in Danbury. The exit ramp circles around and up over the highway. The Sheraton Danbury is on your left.

☒

BY MARKING THIS CARD, YOU ARE VOTING ALL SHARES OF YOUR PRAXAIR COMMON STOCK INCLUDING THOSE HELD IN THE SAVINGS PLAN(S).	Vote MUST be indicated (X) in Black or Blue Ink

With-
		FOR	hold	For All
		All	All	Except
1. ELECTION OF DIRECTORS. The Board of Directors recommends a vote “FOR” the nominees listed below		☐	☐	☐
Nominees:
(01) Nance K. Dicciani	(05) Larry D. McVay
(02) Edward G. Galante	(06) Wayne T. Smith
(03) Ira D. Hall	(07) H. Mitchell Watson, Jr.
(04) Raymond W. LeBoeuf	(08) Robert L. Wood
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below. Such a mark will be deemed a vote “FOR” all nominees other than those listed as exceptions.)

Exceptions:

Please be sure to sign and date this Proxy in the box below.		Date

Stockholder sign above	Co-holder (if any) sign above

The Board of Directors recommends a vote “FOR” PROPOSALS 2 AND 3.
		For	Against	Abstain
2.	Proposal to amend the certificate of incorporation regarding the election of directors by majority vote.	☐	☐	☐

3.	Proposal to ratify the appointment of the Independent Auditor.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

	Check here if you	è		☐
Consent to future electronic delivery of Annual Report/Proxy Statement (see explanation in the Proxy Statement)
	Check here if you	è		☐

Have written Comments or change of address on this card

Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

+	* * * IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW * * *	+

▲ FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL▲
PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:
1.	By Mail; or

2.	By Telephone (using a Touch-Tone Phone); or

3.	By Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 A.M. Eastern Time, April 22, 2008.

1-888-216-1276

Vote by Internet
Prior to 3 A.M. Eastern Time, April 22, 2008, go to
https://www.proxyvotenow.com/pxa

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 A.M. Eastern Time, April 22, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2008:
THE PROXY STATEMENT AND 2007 ANNUAL REPORT ARE NOW AVAILABLE FOR VIEWING AND DOWNLOADING AT:
2007 Annual Report: www.praxair.com/annualreport
2008 Notice of Meeting and Proxy Statement: www.praxair.com/proxy
Save Praxair future postage and printing expense by consenting to receive future annual reports and proxy statements on-line on the Internet. Whether you vote by Internet, by telephone or by mail, you will be given an opportunity to consent to future electronic delivery. See the proxy statement for more information about this option.

Your vote is important!